REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of April 17, 2015, is entered into by and among PAGE SIX FUNDING LLC, a Delaware limited liability company (the “Borrower”), CONSUMER PORTFOLIO SERVICES, INC., a California corporation, (“CPS”), FORTRESS CREDIT CO LLC (“Fortress”), as Lender, the Administrative Agent (in such capacity, the “Administrative Agent”) and the Collateral Agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, the Lenders and Goldman Sachs Bank USA (“Goldman Sachs Bank”) previously extended a credit facility to the Borrower pursuant to a Revolving Credit Agreement dated as of December 23, 2010, as amended and restated by an Amended and Restated Revolving Credit Agreement dated as of March 3, 2013 (as so amended and restated, the “Prior Credit Agreement”);

WHEREAS, the Lenders are willing to extend a credit facility (the “Facility”) to the Borrower, consisting of up to $100,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used by the Borrower to (i) repay amounts due and owing under the Prior Credit Agreement, (ii) acquire Receivables and (iii) pay fees and expenses related to the foregoing, all subject to the conditions set forth herein; and

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on all of its assets;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1. Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ACC Receivables” means all automobile receivables owned by ACC Master Holdings LLC that are serviced by CPS.

 “Act” as defined in Section 4.23.

“Adjusted LIBOR Rate” means, for any Interest Period and any LIBOR Rate Loan made or continued during such Interest Period, the per annum rate equal to the greater of (i) 1.00% per annum and (ii) the rate obtained by dividing  (a)(i) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Rate Reset Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Rate Reset Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market for deposits by Wells Fargo Bank, N.A. or any other Lender selected by Administrative Agent (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Adjusted LIBOR Rate is then being determined with maturities equal to a one-month period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“Adjusted Tangible Net Worth” means, with respect to any fiscal quarter, the total shareholders’ equity of CPS and its consolidated Subsidiaries that, in accordance with GAAP, is reflected on the consolidated balance sheet of CPS and its consolidated Subsidiaries as of the end of such fiscal quarter, minus the amount equal to the net deferred tax assets of CPS and its consolidated Subsidiaries reflected on such consolidated balance sheet, plus the amount equal to the net deferred tax assets of CPS and its consolidated Subsidiaries reflected on the consolidated balance sheet of CPS and its consolidated Subsidiaries as of December 31, 2014 (which amount is $42,847,000), minus the aggregate amount of the Servicer’s and its consolidated Subsidiaries’ intangible assets, including without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means, with respect to any Person, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of such Person) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person, threatened against or affecting such Person or its properties.

“Affected Lender” as defined in Section 2.16(b).

“Affected Loans” as defined in Section 2.16(b).

“Affected Person” as defined in Section 2.17(b)(iii).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 20% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.15.

“Agreement” means this Revolving Credit Agreement, dated as of April 17, 2015, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amortization Effective Date” means the Revolving Maturity Date.

“Amortization Election” means a written notice to the Administrative Agent by the Borrower or CPS of the Borrower’s or CPS’s election to amortize up to $100,000,000 aggregate principal amount of the Revolving Loans outstanding at the time of such notice over a two-year period beginning on the Amortization Effective Date.

“Amortization Election Period” means the period beginning on January 17, 2016 and ending on March 17, 2017.

“Amortization Period” means the period beginning on the Amortization Effective Date and ending on the Amortization Maturity Date.

“Amortization Maturity Date” means the date that is the second anniversary of the Amortization Effective Date.

“Amortized Loans” means the Revolving Loans that are converted pursuant to an Amortization Election.

“Applicable Margin” is defined in the Fee Letter.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“APR” means, with respect to a Receivable, the annual percentage rate of finance charges stated in such Receivable; provided that if the annual percentage rate with respect to such Receivable is reduced as a result of (i) an insolvency proceeding involving the related Obligor as debtor or (ii) pursuant to the Service members Civil Relief Act, the APR shall refer to such reduced rate.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Average Delinquency Rate” means, with respect to any Vintage Pool and any Reporting Date, the arithmetic average of the Delinquency Rate for each of the three (3) Collection Periods immediately preceding the month in which such Reporting Date occurs.

“Average Elapsed Period” means, with respect to any Vintage Pool and any Reporting Date, the number of months elapsed between (x) the first day of the second month of the applicable calendar quarter of origination with respect to such Vintage Pool and (y) the first day of the month in which such Reporting Date occurs.

“Backup Servicer” means Wells Fargo Bank, National Association, or any independent third party selected by the Administrative Agent, in its reasonable discretion, to perform monitoring functions with respect to the Receivables.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement, dated as of April 17, 2015, by and among the Backup Servicer, the Servicer and the Administrative Agent, as may be amended, modified or supplemented from time to time.

“Backup Servicing Fees” as defined in the Backup Servicing Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) 5% per annum, (ii) the Prime Rate in effect on such day, and (iii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” as defined in the preamble hereto.

“Borrower Call Notice” means a written notice to the Administrative Agent by the Borrower or CPS of the Borrower’s or CPS’s intent to terminate the Facility pursuant to Section 2.9.

 “Borrowing Base” means, subject to Section 2.21(a), as of any date of determination, an amount equal to

(a) the sum of:

(i) the Maximum Advance for such date; plus

(ii) the aggregate amount then on deposit in the Collection Account representing collection of principal paid on Eligible Receivables;

minus

(b) the amount of any reserves the Administrative Agent may establish from time to time in its commercially reasonable discretion as necessary or appropriate to reflect any material and adverse effect on the Administrative Agent’s valuation of the Receivables (such reserves to be applied thirty (30) days after the Administrative Agent has delivered written notice thereof to the Borrower); provided, however, that to the extent that the Administrative Agent establishes any reserves, such reserves shall not exceed an amount that would effectively result in the Reference Advance Rate being (x) prior to the first (1st) anniversary of the Closing Date, less than five (5) percentage points lower than the then-applicable Reference Advance Rate and (y) after the first (1st) anniversary of the Closing Date, less than seven (7) percentage points lower than the then applicable Reference Advance Rate.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent and the Collateral Agent, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means the amount (if any) by which the Total Utilization of Revolving Commitments exceeds the lesser of (a) the Revolving Commitments then in effect and (b) the Borrowing Base.  For the avoidance of doubt, a “Borrowing Base Deficiency” shall be deemed to exist at any time following the occurrence and continuance of an Event of Default, to the extent that any deficiency balance exists with respect to the Obligations remaining due and payable by the Borrower.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, the State of Minnesota, the State of Texas, or the State of California or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means, at any time, (i) with respect to the Borrower, CPS shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower and (ii) with respect to CPS or the Servicer, the acquisition by any Person, or two (2) or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of CPS or the Servicer, as applicable, at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Charge-Off Receivable” means any Receivable (or any other automobile receivable acquired or originated by the Originator) with respect to which the earlier of any of the following shall have occurred (without duplication): (i) the Receivable has been liquidated by the Servicer through the sale of the Financed Vehicle, (ii) the related Obligor has failed to make a Scheduled Receivable Payment by its due date and such failure continues for one hundred and twenty (120) days (or, if the related Financed Vehicle has been repossessed, two hundred and ten (210) days), (iii) ninety (90) days following the repossession of the related Financed Vehicle by the Servicer, (iv) the related Obligor is subject to a proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws and the related Receivable is not a performing Contract, (v) the related Obligor is deceased, (vi) proceeds have been received which, in the Servicer’s good faith judgment, constitute the final amounts recoverable in respect of such Receivable, or (vii) the Servicer has otherwise determined, in accordance with its Collection Policy, that the related Receivable should be charged-off.

 “Closing Date” means April 17, 2015.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Closing Date Material Adverse Change” means a material adverse change in (i) the business operations, assets, condition (financial or otherwise), liabilities or prospects of any Credit Party or the Originator, since December 31, 2014; (ii) the ability of the Borrower to fully and timely perform its material Obligations under any of the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against the Borrower of any such Credit Documents; or (iii) the ability of CPS to fully and timely perform its material obligations under the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against CPS of any such Credit Documents.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party, as the case may be, as security for the Obligations.

“Collection Account” as defined in the Security Agreement.

“Collection Period” means, (i) with respect to the initial Settlement Date, the period beginning on the Closing Date and ending on the last day of the immediately preceding calendar month and (ii) with respect to any other Settlement Date, the immediately preceding calendar month.

“Collection Policy” as defined in the Servicing Agreement.

“Collections” means all collections on the Receivables, including, without limitation, all Scheduled Receivable Payments, all non-scheduled payments, all prepayments, all late fees, all other fees, all insurance proceeds, all Liquidation Proceeds, all Recoveries, investment earnings, rental payments, residual proceeds, payments received under any personal guaranty with respect to a Receivable and all other payments received with respect to the Receivables, but excluding sales and property tax payments.

“Consumer Lender” means a Person that is licensed under applicable law to originate consumer loans to natural persons resident in one or more of the United States of America and authorized by CPS to participate in its direct lending program, and includes the Originator.

“Consumer Lender Receivable” means any Receivable originated by the Originator or acquired by the Originator in the ordinary course of business from a Consumer Lender unaffiliated with the Originator and that is not a Dealer.

“Contract” means a motor vehicle retail installment sale contract or an installment promissory note and security agreement, in each case relating to the sale or refinancing of a Financed Vehicle.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreements” means, collectively, the Lockbox Account Control Agreement and the Controlled Account Control Agreement.

“Controlled Account Bank” means Wells Fargo Bank, National Association, in its capacity as account bank under the Controlled Account Control Agreement, and its successors and assigns.

“Controlled Account Bank Fee” as defined in the Controlled Account Control Agreement.

“Controlled Account Control Agreement” as defined in the Security Agreement.

“CPS” means Consumer Portfolio Services, Inc., a California corporation.

“CPS Receivables” means all automobile receivables purchased or originated by the Originator from time to time, including the Receivables.

“CPS Serviced Receivables” means all automobile receivables serviced by CPS from time to time (whether or not purchased or originated by CPS).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of (a) this Agreement, the Fee Letter, the Revolving Loan Notes, if any, the Collateral Documents, the Related Agreements and the Limited Guaranty and (b) all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Borrower and CPS.

“Credit Score” means the applicable credit score, for each primary Obligor, as determined by Equifax, Inc. or a comparable credit bureau.

“Cumulative Net Loss Rate” means, as of any Reporting Date and with respect to any Vintage Pool, a rate, expressed as a percentage equal to a fraction, (i) the numerator of which is  the Cumulative Net Losses with respect to all automobile receivables acquired or originated by the Originator in the related Vintage Pool and (ii) the denominator of which is the aggregate principal balance of all automobile receivables acquired or originated by the Originator in the related Vintage Pool at the time of origination or acquisition by the Originator; provided that, if any sale or securitization of receivables by the Originator occurs on a servicing released basis, the Originator and the Administrative Agent shall negotiate in good faith to amend the calculation of Cumulative Net Loss Rate if such sale or securitization results in an inability to calculate the Cumulative Net Loss Rate because of lack of information upon which to make such calculation.

“Cumulative Net Losses” means, as of any date of determination and with respect to any Vintage Pool, the aggregate cumulative principal amount of automobile receivables acquired or originated by the Originator that have become Charge-Off Receivables during the period beginning on the applicable date of origination through the end of the Collection Period immediately preceding the month in which such date of determination occurs, net of all Net Liquidation Proceeds and Recoveries with respect to such receivables as of the end of the Collection Period immediately preceding the month in which such date of determination occurs.

“Custodial Agreement” means that certain Custodial and Collateral Agency Agreement dated as of the date hereof by and among the Borrower, the Servicer, Custodian, the Collateral Agent and the Administrative Agent, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Custodian” means Wells Fargo Bank, National Association, in its capacity as custodian under the Custodial Agreement, or any successor thereto acceptable to the Administrative Agent in its sole discretion.

“Custodian Fee” as defined in the Custodial Agreement.

“Custodian Fee and Expenses” as defined in the Custodial Agreement.

“Dealer” means, with respect to a Receivable, the seller of the related Financed Vehicle, who originated and assigned such Receivable to the Originator pursuant to a Dealer Agreement.

“Dealer Agreement” means each agreement between a Dealer and the Originator pursuant to which such Dealer assigned, sold or otherwise conveyed a Receivable to the Originator.

“Debtor Relief Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the interest rate provided in Section 2.7.

“Delinquency Rate” means, with respect to any date of determination and any Vintage Pool, a rate, expressed as a percentage, equal to a fraction (i) the numerator of which is the aggregate outstanding principal balance of all CPS Receivables in such Vintage Pool that are more than 30 days past due as of the last day of the most recently ended Collection Period and (ii) the denominator of which is the aggregate outstanding principal balance of all CPS Receivables in such Vintage Pool as of the last day of the most recently ended Collection Period; provided that, if any sale or securitization of CPS Receivables by the Originator occurs on a servicing released basis, the Originator and the Administrative Agent shall negotiate in good faith to amend the calculation of Delinquency Rate if such sale or securitization results in an inability to calculate the Delinquency Rate because of lack of information upon which to make such calculation.

“Delinquent Receivable” means, with respect to any date of determination, an Eligible Receivable with respect to which the related Obligor is  more than thirty (30) days but less than or equal to sixty (60) days past due with respect to 10% or more of a Scheduled Receivable Payment.

“Depository Institution” means, collectively, any “depository institution” or any “subsidiary” of a depository institution, as such terms are defined in the Federal Deposit Insurance Act of 1950, as amended to date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Advance Rate” means a fraction (i) the numerator of which is equal to the Total Utilization of Revolving Commitments and (ii) the denominator of which is the aggregate principal balance of all Eligible Receivables.

“Eligibility Criteria” means the criteria set forth on Appendix C.

“Eligible Assignee” means (a) any Lender with Revolving Exposure or any Lender Affiliate (other than a natural person) of a Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Lender Affiliates) total assets or net worth in excess of $100,000,000; provided, (x) no Credit Party nor any Affiliate of a Credit Party shall, in any event, be an Eligible Assignee and (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee.

“Eligible Dealer” means a Dealer that satisfies the following criteria: (a) the related Dealer Agreement provides for full recourse to the Dealer in the event of any fraud or misrepresentation on the part of the Dealer, (b) to the extent applicable, the Dealer has obtained all applicable Governmental Authorizations, and (c) the Dealer otherwise qualifies as an “Eligible Dealer” in accordance with the Originator’s customary policies.

“Eligible Obligor” means an Obligor that (a) with respect to an Obligor for any Receivable other than a Post-Petition Receivable, is not currently in bankruptcy, (b) is not a party to more than one (1) Contract with the Originator or any of its Affiliates, (c) is not an employee, or affiliated with any employee of, the Originator or any of its Affiliates and (d) is domiciled in the United States (as evidenced by proof of residency).

“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Event of Default” means any of the conditions or events set forth in Section 7.1.

“Excess Concentration Amounts” means, each of the amounts set forth on Appendix D hereto, which amounts shall be excluded from the calculation of the aggregate unpaid principal balance of Eligible Receivables.

“Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Facility” as defined in the preamble hereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor statutes that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements and local implementing regulations and official guidance with respect to the foregoing.

“FATCA Tax” means any Taxes required to be deducted or withheld pursuant to FATCA.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Fortress on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the date hereof, by and among the Administrative Agent, the Borrower and CPS.

“Fender Receivables” means all automobile receivables owned by CPS Fender Receivables LLC that are serviced by CPS.

“Final Settlement Date” means the Settlement Date occurring immediately after the Revolving Commitment Termination Date or, if such Settlement Date is the Revolving Commitment Termination Date, the Revolving Commitment Termination Date.

“Financed Vehicle” means a new or used automobile, van, minivan, sport utility vehicle or light duty truck, together with all accessions thereto, securing an Obligor’s indebtedness under a Receivable.

“Fiscal Quarter” means, with respect to a particular Fiscal Year, a fiscal quarter corresponding to such Fiscal Year.

“Fiscal Year” means for the Borrower, any consecutive twelve-month period commencing on the date following the last day of the previous Fiscal Year and ending on December 31.

“Fortress” as defined in the Preamble hereto.

“Fortress Affiliate Lender” as defined in Section 9.6(k).

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Funding Termination Event” means the date on which any two (2) Key Employees cease to be involved in the day to day operations of the Originator or are unable to work for three (3) consecutive months and are not replaced by successors acceptable to the Administrative Agent within sixty (60) days.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs Bank” as defined in the preamble hereto.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Security Agreement.

“Guarantor” means CPS.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Increased-Cost Lender” as defined in Section 2.20.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 9.3), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise) that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Limited Guaranty)); provided, however, that “Indemnified Liabilities” shall not include any liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements resulting from credit losses on or diminution in value of Receivables or other Collateral unless such credit loss or diminution in value was a result of the action or inaction of the Borrower or the Servicer in contravention of the Credit Documents.

“Indemnitee” as defined in Section 9.3(a).

“Independent Accountants” means (a) Crowe Horwath LLP or (b) a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board and otherwise acceptable to the Administrative Agent.

“Independent Manager” means an employee of First Names Structured Services (USA) LLC, or another natural person meeting the qualifications set forth in Section 6.15 and otherwise acceptable to the Administrative Agent in its sole discretion.  The initial Independent Manager is Orlando Figueroa.

“Ineligible Receivable” means any Receivable (i) with respect to which more than 10% of a Scheduled Receivable Payment is more than sixty (60) days contractually delinquent as of the end of the immediately preceding Collection Period, or (ii) that is a Post-Petition Receivable for which the related Obligor is a debtor in a proceeding under Chapter 7 of the Bankruptcy Code and the Insolvency Event related to such Post-Petition Receivable has not been discharged pursuant to Section 727 of the Bankruptcy Code within 180 days of the related Credit Date, or (iii) the terms of which (excluding any extensions granted in accordance with the Collection Policy) have been modified, or (iv) that is a Charge-Off Receivable, or (v) for which the Custodian has not received a Lien Certificate (as defined in the Custodial Agreement), satisfactory to the Administrative Agent, within 180 days from the date on which such Receivable was originated.

“Insolvency Event” means, with respect to a specified Person, (a) the institution of a proceeding or the filing of a petition against such Person seeking the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such proceeding or petition, decree or order shall remain unstayed or undismissed for a period of 60 consecutive days or an order or decree for the requested relief is earlier entered or issued; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

 “Interest Period” means, (i) with respect to any Revolving Loans and any Settlement Date, (a) with regard to the first such period, the period commencing on (and including) the related Credit Date to but excluding such Settlement Date; and (b) thereafter, the period commencing on the immediately preceding Settlement Date to but excluding such Settlement Date; provided, no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date, and (ii) with respect to any Amortized Loans and any Settlement Date, (a) with regard to the first such period, the period commencing on (and including) the Amortization Effective Date to but excluding such Settlement Date; and (b) thereafter, the period commencing on the immediately preceding Settlement Date to but excluding such Settlement Date; provided, no Interest Period with respect to any portion of the Amortized Loans shall extend beyond the Amortization Maturity Date.

“Interest Rate” means, with respect to (i) any Loan that is a LIBOR Rate Loan and any Interest Period, the Adjusted LIBOR Rate plus the Applicable Margin for such Interest Period and (ii) any Loan that is a Base Rate Loan and any Interest Period, the Base Rate plus the Applicable Margin for such Interest Period.

“Interest Rate Election” as defined in Section 2.5(a).

“Interest Rate Reset Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, advance or capital contributions by the Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Key Employee” means each of Charles Bradley, Jr., Robert Riedl and Chris Terry or any successor thereto approved by the Administrative Agent in its sole discretion.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Affiliate” means, as applied to any Lender or Agent, any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate and maturing on the last day of each Interest Period (unless otherwise continued pursuant to Section 2.6).

“LIBOR Unavailability” as defined in Section 2.16(a).

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Guaranty” means that certain Guaranty dated as of April 17, 2015 by CPS in favor of the Administrative Agent, on behalf of the Lenders, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Liquidation Proceeds” as defined in the Servicing Agreement.

“Loan” means each Revolving Loan and each Amortized Loan.

“Lockbox” as defined in Section 5.9(a)(i).

“Lockbox Account” as defined in the Security Agreement.

“Lockbox Account Control Agreement” as defined in the Security Agreement.

“Lockbox System” as defined in Section 5.9(a)(i).

“LTV” means, with respect to any Receivable, the ratio, at the time of origination, of (i) the unpaid principal balance of such Receivable to (ii) the wholesale book value of the related Financed Vehicle as set forth in the Kelly Blue Book®, the NADA Official Used Car Guide® or the Black Book Wholesale Average Condition.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means, a material adverse effect on (a) the business operations, assets, condition (financial or otherwise), liabilities or prospects of a Credit Party, (b) the ability of a Credit Party to fully and timely perform its obligations under the Credit Documents (including, without limitation, the Obligations of the Borrower); (c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which a Credit Party is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Advance” means, as of any date of determination, the lesser of (i) $100,000,000 and (ii) an amount equal to the sum of (x) the applicable Maximum Advance Rate multiplied by the aggregate unpaid principal balance of the Eligible Receivables that are not Delinquent Receivables minus any Excess Concentration Amounts in respect of such Receivables and (y) the applicable Maximum Advance Rate multiplied by the aggregate unpaid principal balance of the Eligible Receivables that are Delinquent Receivables minus any Excess Concentration Amounts in respect of such Receivables.

“Maximum Advance Rate” means,

(a) if no Event of Default or Tier 1 Trigger Event has occurred and is continuing,

(i) with respect to each Receivable that is an Eligible Receivable and is not a Delinquent Receivable, the Reference Advance Rate; and

(ii) with respect to each Eligible Receivable that is a Delinquent Receivable, 30%;

(b) if a Tier 1 Trigger Event has occurred and is continuing,

(i) with respect to each Receivable that is an Eligible Receivable and is not a Delinquent Receivable, 83%; and

(ii) with respect to each Eligible Receivable that is a Delinquent Receivable, 0%; and

(c) if an Event of Default has occurred and is continuing, 0%.

 “Monthly Servicing Report” means that Monthly Servicing Report in the form attached as Exhibit A to the Servicing Agreement.

“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.

“Net Insurance Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by the Borrower under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, minus (b) any actual and reasonable costs incurred by the Borrower in connection with the adjustment or settlement of any claims of the Borrower in respect thereof.

“Net Liquidation Proceeds” as defined in the Servicing Agreement.

“Non-Consenting Lender” as defined in Section 2.20.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligor” means, with respect to a Receivable, the purchaser or co-purchasers of the related Financed Vehicle or any other Person who owes or may be liable for payments under such Receivable.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Originator” means CPS.

“Page Eight Credit Agreement” means that certain Credit Agreement, dated as of May 11, 2012, entered into among Page Eight Funding LLC, the Originator and the lenders party thereto, as the same may be amended, restated or otherwise modified from time to time.

 “Permitted Expenses”  means the reasonable costs and expenses incurred by the Administrative Agent (and its agents or professional advisors) in connection with the preparation, administration, amendment and due diligence of this Agreement and the other Credit Documents and, which costs and expenses the Borrower shall reimburse to the Administrative Agent, or shall pay or cause to be paid.  “Permitted Expenses” shall include, without limitation, the expenses set forth in Sections 5.4, 5.5, 5.12 and 9.2 hereof.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth:

(i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three (3) months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) investments in money market funds (including those owned or managed by the Controlled Account Bank) rated in the highest investment category by each of the Moody’s and S&P; and

(v) such other investments as to which the Administrative Agent consents.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one (1) year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date the amounts invested in those investments are required to be applied hereunder.

All such Permitted Investments may be purchased by or through the Controlled Account Bank or any of its affiliates.

“Permitted Liens” means:

(i)           Liens imposed by law for taxes, assessments or other governmental charges payable by the Borrower that are not yet due or are being contested in compliance with Section 5.3;

(ii) Liens arising in favor of the applicable financial institution under the Lockbox Account Control Agreement or the Controlled Account Control Agreement; and

(iii) Liens on Financed Vehicles that are junior in right to the Lien of the Borrower, or that are possessory liens (such as for storage or repair), tax liens (such as property taxes or registration fees), or statutory enforcement liens (such as for parking tickets).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Post-Petition Receivable” means a Receivable, the Obligor of which, at the time of application is a debtor in a Federal, State or other bankruptcy, insolvency or similar proceeding, provided that a Receivable shall no longer be considered a Post-Petition Receivable upon the related Obligor receiving a discharge in the related proceeding.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.

“Prior Credit Agreement” as defined in the preamble hereto.

“Principal Office” means, for the Administrative Agent, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 (or such other location in the United States of America as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment, Revolving Loans or Amortized Loans of any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender, by (ii) the aggregate Revolving Exposure of all Lenders.

“Protective Advances” as defined in Section 2.1(c).

“Purchase Agreement” means that certain Receivables Purchase Agreement dated as of April 17, 2015, by and among the Originator and the Borrower, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Purposeful Event of Default” means any Event of Default which is deliberately or purposefully caused by an action or inaction of Borrower or CPS.

“Rating Agencies” means each of Moody’s and S&P.

“Receivable” means each non-cancelable, unconditional, fixed-rate Contract secured by a first priority, perfected security interest in a Financed Vehicle that was originated or acquired by the Originator, sold by the Originator to the Borrower.

“Receivable File” as defined in the Custodial Agreement.

“Receivable Repurchase Event” means (i) with respect to any Receivable, the failure of such Receivable to satisfy the Eligibility Criteria at the time of its pledge under the Security Agreement, (ii) any required repurchase of a Receivable pursuant to Section 3.2 of the Purchase Agreement or (iii) any required repurchase of a Post-Petition Receivable pursuant to Section 5.14.

“Receivable Repurchase Price” means, with respect to any Receivable and any date of determination, the principal balance of such Receivable, plus all accrued and unpaid interest on the unpaid principal balance of such Receivable at the applicable Interest Rate through the date on which such Receivable is repurchased.

“Receivable Transfer Repurchase Price” means, with respect to any Receivable and any date of determination, the product of (x) the unpaid principal balance of such Receivable, and (y) the Maximum Advance Rate applicable to such Receivable at such date of determination, plus (z) all accrued and unpaid interest on the unpaid principal balance of such Receivable at the applicable Interest Rate through the date on which such Receivable is repurchased.

“Recoveries” means, with respect to a Receivable that is a Charge-Off Receivable, the monies collected from whatever source during any Collection Period following the Collection Period in which such Receivable became a Charge-Off Receivable, net of any amounts required by law to be remitted to the Obligor.

“Reference Advance Rate” means a maximum of 88%, or such lesser amount as may at any time equal to (A) the Adjusted Net Rated Advance Rate (as defined in the Page Eight Credit Agreement) if the Adjusted Net Rated Advance Rate has decreased as a result of a Ratings Requirement Bring-Down (as defined in the Page Eight Credit Agreement), or (B) if the Page Eight Credit Agreement shall have terminated, the corresponding “BBB” advance rate set forth in any replacement Warehouse Facility rated by S&P.  At any time there is no replacement Warehouse Facility rated by S&P, the Reference Advance Rate shall be adjusted from time to time by reducing the Reference Advance Rate by the same percentage point reduction as the percentage point reduction, if any, reflected in the “BBB” tranche initial advance rate for the most recent S&P rated securitization sponsored by the Originator compared to the “BBB” tranche initial advance rate for the previous S&P rated securitization sponsored by the Originator.  For example, a “BBB” tranche initial advance rate which falls from 90% in the Originator’s previous S&P rated securitization to 85% in the Originator’s most recent S&P rated securitization would result in a reduction of five (5) percentage points in the Reference Advance Rate (e.g,. from 88% to 83%).  For the avoidance of doubt, the “BBB” tranche initial advance rate for CPS ART 2014-D was 89.50%.

“Register” as defined in Section 2.4(a).

“Related Agreements” means, collectively, the Purchase Agreement, the Servicing Agreement, the Custodial Agreement, the Backup Servicing Agreement.

“Replacement Lender” as defined in Section 2.20.

“Replacement Person” as defined in Section 2.17(b)(iii).

“Reporting Date” means the tenth (10th) calendar day of each month (or if such day is not a Business Day, the immediately succeeding Business Day).

“Requisite Lenders” means one (1) or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders.

“Revolving Availability” means, as of any date of determination, the difference of (i) the lesser of (a) the Revolving Commitments and (b) the Borrowing Base, minus (ii) the Total Utilization of Revolving Commitments.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments is $100,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the Revolving Maturity Date, (b) the date on which a Funding Termination Event occurs, (c) the Amortization Effective Date and (d) the date of the termination of the Revolving Commitments pursuant to Section 7.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Revolving Commitment Termination Date, that Lender’s Revolving Commitment (subject, in the case of Fortress and any Fortress Affiliate Lender, to the terms of clause (y) of the fourth proviso to Section 9.6(k), to the extent applicable); and (b) after the Revolving Commitment Termination Date, the aggregate outstanding principal amount of the Revolving Loans and Amortized Loans of such Lender.

“Revolving Loan” as defined in Section 2.1.

“Revolving Loan Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Revolving Maturity Date” means April 17, 2017.

“S&P” means Standard & Poor’s Ratings Services, Inc., a Standard & Poor’s Financial Services, LLC business, and any successor thereto.

“Scheduled Receivable Payment” means, for any Collection Period and for any Receivable, the amount indicated in such Receivable as required to be paid by the Obligor in such Collection Period.  If after the Closing Date the Obligor’s obligation under such Receivable with respect to a Collection Period has been modified so as to differ from the amount specified in such Receivable as a result of (i) the order of a court in an insolvency proceeding involving the Obligor, (ii) pursuant to the Servicemembers Civil Relief Act or (iii) modifications or extensions of the Receivable permitted by the Credit Documents and the Servicing Agreement, the Scheduled Receivable Payment with respect to such Collection Period shall refer to the Obligor’s payment obligation with respect to such Collection Period as so modified.

“Secured Party” as defined in the Security Agreement.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of April 17, 2015, by and between the Borrower and the Collateral Agent on behalf of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Servicer” means, initially CPS, subject to removal pursuant to the terms of the Servicing Agreement, and thereafter shall mean the Backup Servicer, or any successor servicer appointed pursuant to the Servicing Agreement.

“Servicer Default” as defined in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the date hereof, by and among the Borrower, the Servicer and the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Servicing Fee” as defined in the Servicing Agreement.

“Servicing Fee Rate” as defined in the Servicing Agreement.

“Settlement Date” means (a) the fifteenth (15th) calendar day of each month (or if such day is not a Business Day, the immediately succeeding Business Day) beginning in the month of March 2015, (b) the Revolving Maturity Date and (c) the Amortization Maturity Date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of CPS or the Borrower, as the case may be, substantially in the form of Exhibit E-2.

“Solvent” means, with respect the Borrower or CPS, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee or deduction or withholding in respect thereof of any similar nature and whatever called, imposed by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized, has its principal office or applicable lending office or which is imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Commitment, Loan or Credit Document), and shall include any backup or other withholding tax that shall be eligible to be credited against any such Tax.

“Terminated Lender” as defined in Section 2.20.

“Tier 1 Performance Trigger” means the breach of any of the collateral performance tests set forth on Appendix E hereto.

“Tier 1 Trigger Event” means an uncured breach of a Tier 1 Performance Trigger; provided, that once a Tier 1 Performance Trigger has been breached, such Tier 1 Performance Trigger shall be deemed to be “uncured” until such time as such Tier 1 Performance Trigger has been cured for three (3) consecutive months.

“Tier 2 Performance Trigger” means the breach of any of the collateral performance tests set forth on Appendix F hereto.

“Total Utilization of Revolving Commitments” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Revolving Loans.

“Transaction Costs” means the fees, costs and expenses payable by CPS or the Borrower on or before the Closing Date in connection with the transactions contemplated by the Credit Documents, to the extent approved in writing by the Administrative Agent.

“Transfer of Servicing Percentage” means, with respect to the transfer of servicing rights with respect to CPS Serviced Receivables, at any time and in a single transaction, the aggregate outstanding principal balance of CPS Serviced Receivables with respect to which servicing rights have been transferred from CPS to another party at such time, expressed as a percentage of all CPS Serviced Receivables serviced by CPS immediately prior to such time.

“Trust Receipt” as defined in the Custodial Agreement.

 “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underwriting Policies” means the credit policies and practices and underwriting guidelines of the Originator in effect as of the date hereof and attached hereto as Exhibit F, as such guidelines may be amended from time to time.

“Upfront Fee” as defined in the Fee Letter.

“Vintage Pool” means, as of any date of determination occurring after the Closing Date, each of the 12 pools of automobile receivables originated, or acquired by the Originator during each of the 12 calendar quarters immediately preceding such date of determination.  For the avoidance of doubt, no Vintage Pool will include any automobile receivables (i) originated or acquired by the Originator more than three years prior to such date of determination, or (ii) acquired by the Originator in connection with a “bulk” portfolio acquisition.

“Warehouse Facility” means any financing facility entered into by CPS, directly or indirectly (acting through a special purpose entity or otherwise indirectly), which is then in effect.

1.2. Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing CPS’ audited financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower, CPS or the Lenders shall so request, the Administrative Agent, the Lenders, CPS and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) CPS and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3. Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specified in any applicable Credit Document, (a) reference to any Person include that Person’s successors and assignees, (b) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), and (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 2.	LOANS

2.1. Loans.

(a) Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees from time to time to make loans to the Borrower (each a “Revolving Loan” and collectively, the “Revolving Loans”) in an aggregate amount up to but not exceeding its Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) the Revolving Commitments then in effect and (ii) the Borrowing Base.  Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period.  The Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans shall be in an aggregate minimum amount of $500,000.

(ii) Whenever the Borrower desires that the Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice together with a Borrowing Base Certificate no later than 1:00 p.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date.  Each such Funding Notice shall be delivered reflecting sufficient Revolving Availability for the requested Revolving Loans.

(iii) Notice of receipt of each Funding Notice and Borrowing Base Certificate in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable Interest Rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Borrower (provided the Administrative Agent shall have received such notice from the Borrower by 1:00 p.m. (New York City time)).

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver by the Administrative Agent of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(v) Unless otherwise permitted by the Administrative Agent in its sole and absolute discretion and subject to an administration fee of $2,500 per Revolving Loan, no more than two (2) Revolving Loans shall be made per calendar week.

(c) Protective Advances.  Subject to the limitations set forth below and in the proviso to the first sentence of Section 2.1(a), and whether or not an Event of Default or a Default shall have occurred and be continuing, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole good faith discretion, to make Revolving Loans to the Borrower on behalf of the Lenders, which the Administrative Agent, in its sole discretion, deems necessary (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Revolving Loans are herein referred to as “Protective Advances”).  Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount of Protective Advances made by the Administrative Agent pursuant to this Section 2.1(c) exceed $5,000,000.  Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied.  The Protective Advances shall be secured by the Collateral and shall constitute Obligations.  The Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and within two (2) Business Days following demand for payment by the Administrative Agent.  All Protective Advances shall be Base Rate Loans.

(d) Amortized Loans.  During the Amortization Period, subject to the terms and conditions hereof, each Revolving Loan converted to an Amortized Loan pursuant to an Amortization Election shall remain outstanding until such Amortized Loan is repaid in accordance with the terms of this Agreement.  Amortized Loans that are repaid pursuant to the terms of this Agreement may not be reborrowed.  All Amortized Loans and all other amounts owed hereunder shall amortize in accordance with Section 2.11 and shall be paid in full no later than the Amortization Maturity Date.

(e) Mechanics For Amortized Loans.

(i) Revolving Loans may be converted to Amortized Loans pursuant to an Amortization Election; provided that, only one Amortization Election may be made during the term of this Agreement.  Such conversion of Revolving Loans to Amortized Loans shall be effective as of the Amortization Effective Date.  In the event of an Amortization Election, the Borrower shall deliver to the Administrative Agent a fully executed Interest Rate Election concurrently with Borrower’s or CPS’s delivery of the Amortization Election.  The amount of any Revolving Loans that are not converted to Amortized Loans pursuant to an Amortization Election will remain Revolving Loans and must be repaid on or prior to the Revolving Maturity Date pursuant to the terms of this Agreement.

(ii) The Borrower or CPS may only make an Amortization Election during the Amortization Election Period and only so long as no Default, Event of Default or Tier 1 Trigger Event has occurred and is continuing.  If no Amortization Election is made on or prior to March 17, 2017, then all Loans shall remain Revolving Loans and be repaid by the Borrower on or prior to the Revolving Maturity Date pursuant to the terms of this Agreement.

2.2. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares.  All Revolving Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay such corresponding amount to the Administrative Agent together with interest thereon within one (1) Business Day of demand for payment by the Administrative Agent, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3. Use of Proceeds»

.  The proceeds of the Revolving Loans, if any, made on the Closing Date shall be applied by the Borrower to finance the acquisition of Eligible Receivables from the Originator and to pay Transaction Costs. The proceeds of the Revolving Loans made after the Closing Date shall be applied by the Borrower to finance the acquisition of Eligible Receivables from the Originator pursuant to the Purchase Agreement, to pay distributions on its Capital Stock to CPS and to pay ongoing operating expenses of the Borrower.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4. Register; Notes.

(a) Register.  The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments, Revolving Loans and Amortized Loans from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.  The Administrative Agent shall record in the Register the Revolving Commitments, the Revolving Loans and the Amortized Loans, and each repayment or prepayment in respect of the principal amount (and stated interest) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Revolving Commitments or the Borrower’s Obligations in respect of any Loan.  The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(b) Revolving Loan Notes.  If so requested by any Lender prior to the Closing Date, or upon two (2) Business Days prior written notice at any time after the Closing Date, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Revolving Loan Note or Revolving Loan Notes, as so requested, to evidence the Revolving Loan.

2.5. Interest on Loans.

(a) Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.  Borrower shall indicate in the applicable Funding Notice whether a Revolving Loan shall be a Base Rate Loan or a LIBOR Rate Loan.  Except as otherwise set forth herein, each Amortized Loan shall bear interest on the unpaid principal amount thereof from the Amortization Effective Date through repayment (whether by acceleration or otherwise) as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.  On or prior to the Amortization Effective Date, the Borrower transmit a written election (an “Interest Rate Election”) stating whether each Amortized Loan shall be a Base Rate Loan or a LIBOR Rate Loan.

(b) Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Revolving Loan, the related Credit Date or the first day of an Interest Period applicable to such Revolving Loan shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan.  In computing interest on any Amortized Loan, the related Amortization Effective Date or the first day of an Interest Period applicable to such Amortized Loan shall be included, and the date of payment of such Amortized Loan or the expiration date of an Interest Period applicable to such Amortized Loan shall be excluded.

(c) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on (i) each Settlement Date applicable to that Loan; (ii) with respect to any prepayment in whole or in part of such Loan, whether voluntary or mandatory, the Settlement Date immediately following such prepayment in an amount equal to the interest accrued and unpaid on the amount so prepaid to the date of prepayment; and (iii) at maturity.

2.6. Continuation.  Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and be continuing, upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, such LIBOR Rate Loan shall automatically continue for an additional Interest Period at the Adjusted LIBOR Rate calculated as of the most recent Interest Rate Reset Date.

2.7. Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.11 or 2.13, as the case may be, at a rate that is 2% per annum in excess of the Interest Rate otherwise payable hereunder with respect to the applicable Loans until no Event of Default is then continuing.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8. Fees.  The Borrower and CPS agree, jointly and severally, to pay each of the fees referred to in the Fee Letter.

2.9. Call Protection.

(a) The Facility shall not be terminated prior to the first (1st) anniversary of the Closing Date.

(b) If the Borrower or CPS intend to terminate the Facility after the first (1st) anniversary of the Closing Date but prior to the Revolving Maturity Date, the Borrower or CPS must deliver a Borrower Call Notice to the Administrative Agent at least twenty (20) days prior to the date on which the Borrower or CPS intends to effect such termination.  Within ten (10) Business Days after receipt of such Borrower Call Notice, the Administrative Agent shall accept such termination by the Borrower or CPS, in which case the Borrower shall pay to the Lenders, on the date of such termination, a fee equal to the product of (x) 2% and (y) the aggregate amount of the Revolving Commitments as of such termination date.

2.10. Mandatory Prepayments.

(a) Borrowing Base Deficiency.  The Borrower shall prepay the Revolving Loans within one (1) Business Day of the earlier of (a) an Authorized Officer of the Borrower becoming aware that a Borrowing Base Deficiency exists and (b) receipt by the Borrower of notice from the Administrative Agent that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied to prepay the Revolving Loans.

(b) Insurance Proceeds.  No later than the first Business Day following the date of receipt by the Borrower, or Collateral Agent as loss payee, of any Net Insurance Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance Proceeds.

(c) Issuance of Equity Securities.  On the date of receipt by the Borrower of any Cash proceeds from the issuance of any Capital Stock of the Borrower other than (a) issuances of Capital Stock of the Borrower to CPS or (b) for purposes approved in writing by the Administrative Agent, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Issuance of Debt.  On the date of receipt by the Borrower of any Cash proceeds from the incurrence of any Indebtedness of the Borrower (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Transfer of Receivables. Upon a purchase of Receivables by the Originator, the Borrower shall prepay the Loans in an amount equal to the aggregate Receivable Transfer Repurchase Price with respect to those Receivables.

(f) Tax Refunds.  On the date of receipt by the Borrower of any tax refunds, the Borrower shall prepay the Loans in the amount of such tax refunds.

(g) Receivables Repurchase Events.  Upon the occurrence of a Receivables Repurchase Event: (a) the Borrower shall cause the Originator to repurchase each affected Receivable at a price equal to the Receivable Repurchase Price and (b) the Borrower shall prepay the Loans in an amount equal to the Receivable Repurchase Price with respect to the related Receivable(s).

(h) Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to clauses (a)-(g) of this Section 2.10, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.

2.11. Payments During Event of Default, Following a Funding Termination or During an Amortization Period .  Upon the occurrence and during the continuance of an Event of Default or a Funding Termination Event and at all times during the Amortization Period, on each Settlement Date (a) all payments made hereunder and under the other Credit Documents (including in respect of proceeds from any Collateral) and (b) all amounts on deposit in the Collection Account and any income and gains from investment of funds in the Collection Account that accrued during the immediately preceding Collection Period shall be applied by the Controlled Account Bank at the written direction of the Collateral Agent as follows:

(a) First, to the payment of, and in the same priority as, items (a) through (d) and (f) in Section 2.13 below;

(b) Second, to the Administrative Agent, for the ratable benefit of the Lenders, to reduce the outstanding principal balance on the Loans to zero; and

(c) Third, to the Borrower, any remaining amounts.

2.12. Collection Account and Amounts.

(a) On or prior to the date hereof, the Borrower shall cause to be established and maintained, (i) a securities account at the Controlled Account Bank in the name of the Borrower designated as the Collection Account as to which the Collateral Agent for the benefit of the Lenders has control over such account within the meaning of Section 9-106 of the UCC pursuant to the Controlled Account Control Agreement, and (ii)  deposit account at the Lockbox Account Bank in the name of the Borrower designated as the Lockbox Account as to which the Collateral Agent has control over such account for the benefit of the Lenders within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement.

(b) So long as no Event of Default has occurred and shall be continuing, the Borrower or the Servicer shall be permitted to direct the investment of the funds from time to time held in the Collection Account in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent, or the Lenders shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the Collection Account; provided, however, that the maturity of the Permitted Investments on deposit in the Collection Account shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement; and, provided further, that the Borrower shall remit into the Collection Account an amount equal to any losses realized on Permitted Investments contained therein.  No Permitted Investment shall be liquidated at a loss at the direction of the Borrower except to the extent necessary to make a required payment as described herein. All income and gains from the investment of funds in the Collection Account shall be retained in the Collection Account from which they were derived, until the next Settlement Date, at which time such income and gains shall be applied in accordance with Section 2.11 or Section 2.13, as the case may be.  As between the Borrower and the Collateral Agent, the Borrower shall treat all income, gains and losses from the investment of amounts in the Collection Account as its income or loss for federal, state and local income tax purposes.

(c) The Control Agreements will provide that all funds in the Lockbox will be swept daily into the Collection Account.

2.13. Application of Collections.  To the extent no Event of Default or Funding Termination Event has occurred and is continuing and no Amortization Period has begun, the Collateral Agent will instruct the Controlled Account Bank (or will instruct the Servicer to instruct the Controlled Account Bank pursuant to the Servicing Agreement), on each Settlement Date, to transfer collected funds held by the Controlled Account Bank in the Collection Account, in the following amounts and priority in accordance with the Monthly Servicing Report:

(a) on a pari passu basis, (1) to the Custodian, the Custodian Fees and Expenses accrued and unpaid as of the last day of the preceding month and any other amounts (including, but not limited to, indemnification amounts) payable to the Custodian in its capacity as Custodian pursuant to this Agreement or the Custodial Agreement, (2) to the extent not paid in accordance with the Backup Servicing Agreement, to the Backup Servicer, the Backup Servicing Fees and reimbursable expenses (including, without limitation, any transition costs) of the Backup Servicer accrued and unpaid as of the last day of the preceding month and any other amounts (including, but not limited to, indemnification amounts) payable to the Backup Servicer pursuant to this Agreement or the Backup Servicing Agreement, and (3) to the Controlled Account Bank, the Controlled Account Bank Fees accrued and unpaid as of the last day of the preceding month and any other amounts (including, but not limited to, indemnification amounts) payable to the Controlled Account Bank pursuant to this Agreement or the Control Agreements; provided, however, that cumulative expenses and indemnity payments payable to the Custodian, the Backup Servicer and the Controlled Account Bank in the aggregate pursuant to this clause (a), but excluding amounts paid to the Backup Servicer in respect of transition expenses, shall be limited, prior to the occurrence and continuance of an Event of Default, to $75,000 per annum; provided, further, that the amount of transition expenses distributed to the Backup Servicer during the term of this Agreement pursuant to this clause (a) shall in no case exceed $100,000 in the aggregate;

(b) to the Servicer, any unpaid Servicing Fees;

(c) to the Administrative Agent, to pay any costs or fees due to the Administrative Agent and the Collateral Agent;

(d) to the Administrative Agent, for the ratable benefit of the Lenders, to pay any accrued but unpaid interest, fees and expenses in connection with this Agreement and any other Credit Document;

(e) to the Administrative Agent, for the ratable benefit of the Lenders, any amounts necessary to reduce the Borrowing Base Deficiency, if any, to zero;

(f) on a pari passu basis, (1) to the Custodian, any amounts payable to the Custodian in its capacity as Custodian pursuant to this Agreement or the Custodial Agreement to the extent unpaid by the Borrower, (2) to the Backup Servicer, any amounts payable to the Backup Servicer pursuant to this Agreement or the Backup Servicing Agreement to the extent unpaid by the Borrower, and (3) to the Controlled Account Bank, any amounts payable to the Controlled Account Bank pursuant to this Agreement or the Control Agreements to the extent unpaid by the Borrower hereunder; and

(g) prior to the Revolving Maturity Date, and provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, to the Borrower for its own account.

2.14. General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of the Lenders, not later than 3:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds to account number 4451036852 maintained by the Administrative Agent with Bank of America (Account Name:  DB50 LP 2015/BOFAUS3N; ABA No. 026-009-593) in New York City (or at such other location or bank account within the City and State of New York as may be designated by the Administrative Agent from time to time); funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day (except to the extent such delay in payment results solely from the Controlled Account Bank’s failure to distribute funds on deposit in the Collection Account and available for distribution as of 3:00 p.m. on such Business Day in accordance with Section 2.11 or 2.13).

(b) All payments in respect of the principal amount of any Loan (other than voluntary or mandatory prepayments of any Loan as provided in Section 2.5(c)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Lender at such address or via wire transfer as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) The Administrative Agent shall give prompt telephonic notice to the Borrower and each Lender (confirmed in writing) if any payment is not made in conformity with this Section 2.14.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 (if applicable) from the date such amount was due and payable until the date such amount is paid in full.

2.15. Ratable Sharing.  The Lenders hereby agree among themselves that, except as otherwise provided in the Credit Documents, with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in their proportions of Aggregate Amounts Due; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.16. Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have reasonably determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Reset Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate (“LIBOR Unavailability”), the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as LIBOR Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (ii) the Borrower shall have the right to rescind any Funding Notice or Interest Rate Election previously given by the Borrower with respect to the Loans in respect of which such determination was made by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Administrative Agent gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders), (iii) all then-existing Loans shall convert automatically to Base Rate Loans at the end of the then-applicable Interest Period if such circumstances still exist at such time and (iv) any subsequent borrowings shall be made as Base Rate Loans until such circumstances no longer exist.  At such time as the Administrative Agent shall notify the Borrower and the Lenders that any period of LIBOR Unavailability has ended, on the first day of the Interest Period next following such determination, all Base Rate Loans carried by the Lenders as a consequence of this Section 2.16(a) shall automatically convert to LIBOR Rate Loans having an initial Interest Period commencing on the first day of such Interest Period.

(b) Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have reasonably determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making or maintaining of its LIBOR Rate Loans (i) has become unlawful after the date hereof as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender at such time as the circumstances giving rise to such notice no longer exist, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or Interest Rate Election, the Affected Lender shall make such Loan (or continue such Loan) as a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Funding Notice or Interest Rate Election, the Borrower shall have the option, notwithstanding anything to the contrary in Section 2.1(b)(ii), to rescind such Funding Notice or Interest Rate Election as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender would sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or Interest Rate Election; (ii) if any prepayment or other principal payment of any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or on the Revolving Maturity Date or the Amortization Maturity Date; or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.17. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any “Tax on the overall net income” of such Lender or any Taxes that are the subject of Section 2.18) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall pay to such Lender within ten (10) Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Borrower Rights.  If any Lender demands payment with respect to amounts owed under Section 2.17(a) or (b), the Borrower shall have the right, if no Default or Event of Default has occurred and is then continuing, within ninety (90) days after receipt of such demand, to remove such Lender (the “Affected Person”) and to designate another lender (the “Replacement Person”) reasonably acceptable to the Administrative Agent to purchase the Affected Person’s outstanding Loans and to assume the Affected Person’s obligations under this Agreement; provided that increased costs incurred by such Lender prior to the date of its replacement shall have been paid as provided herein.  The Affected Person agrees to sell to the Replacement Person its outstanding Loans (at par, with accrued interest through the date of purchase, in immediately available funds) and to delegate to the Replacement Person its obligations to the Borrower under this Agreement.  Upon such sale and delegation by the Affected Person and the purchase and assumption by the Replacement Person, and compliance with the provisions of Section 9.6 hereof, the Affected Person shall cease to be a Lender hereunder and the Replacement Person shall become a Lender under this Agreement.  Each Affected Person shall continue to be entitled to receive from the Borrower its share of interest, fees, costs and other sums which have not been assigned by the Affected Person to the Replacement Person.

2.18. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear.  All sums payable by each Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes.  If a Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party in respect of interest paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Borrower shall notify the Administrative Agent as soon as practicable of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) subject to the final clause of this subparagraph (b) and further subject to subparagraph (c), the sum payable by any Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days (or as soon as practicable thereafter) after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days (or as soon as practicable thereafter) after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above (and in the case of any payment required under clause (ii) above, such payment shall be treated as a payment under the Credit Documents to the Borrower, the Administrative Agent or the Lender(s) as the case may be) except to the extent that any change after the date hereof  in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof, in respect of payments to such Lender.

(c) The Borrower shall not be required to pay any additional amounts to any Lender in respect of United States federal withholding taxes pursuant to Section 2.18(b) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of Section 2.18(d) and (e) hereof.  In the event the Borrower has actual knowledge that it is required to, or there arises, in the Borrower’s reasonable opinion, a substantial likelihood that the Borrower will be required to, pay an increased amount or otherwise indemnify such Lender for or on account of any Taxes pursuant to Section 2.18(b), the Borrower shall promptly notify such Lender of the nature of such Taxes and shall furnish such information to such Lender as it may reasonably request.  In the event the Borrower provides the notice described in the previous sentence, such Lender shall consult with the Borrower in good faith to determine what action may be required to avoid or reduce such Taxes and shall use reasonable efforts to avoid or reduce such Taxes, provided that no action shall be required to be taken that would be disadvantageous to such Lender and would result in material increased cost to such Lender.

(d) Prior to the first payment to a Lender under this Agreement, such Lender shall deliver to the Administrative Agent and the Borrower (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI (or applicable successor form and any related forms as may from time to time be adopted to document a claim to which such form relates), (ii) a duly completed copy of United States Internal Revenue Service Form W-9 (or applicable successor form and any related forms as may from time to time be adopted to document a claim to which such form relates).  Such Lender shall certify that (x) in the case of any form provided pursuant to clause (i) of the preceding sentence it is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes and FATCA Taxes and (y) in the case of any form provided pursuant to clause (ii) of the preceding sentence it is entitled to receive payments hereunder without deduction or withholding of any United States federal backup withholding taxes.  Such Lender also agrees to deliver further copies of said Form W-8BEN, W-8BEN-E, W-8ECI or W-9 (or applicable successor form and any related forms as may from time to time be adopted to document a claim to which such form relates), and any related certification as described in the preceding sentence, as the case may be, (i) on or before the date that any such form previously provided expires or becomes obsolete, (ii) after the occurrence of any event requiring a change in the most recent form previously provided unless a change in a treaty, law or regulation has occurred prior to the date on which delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and (iii) upon reasonable request of the Administrative Agent or the Borrower.

(e) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any.  Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.19. Obligation to Mitigate.

(a) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use commercially reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable if, as a result thereof, the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless the Borrower agrees to pay all reasonable, documented, out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(b) If the Administrative Agent or any Lender determines, in its sole and reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.17 or Section 2.18, it shall pay to the Borrower an amount equal to such refund, as determined in good faith by the Administrative Agent or such Lender in its sole and reasonable discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  This subsection shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

2.20. Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16, 2.17(c) or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of the Administrative Agent and the Requisite Lenders shall have been obtained but the consent of one (1) or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent (y) shall, if requested by the Borrower in writing, which notice shall identify a Replacement Lender (as defined below) and (z) may (but in the case of an Increased-Cost Lender, only after receiving written request from the Borrower to remove such Increased-Cost Lender), in each case, by giving written notice to the Borrower and any Terminated Lender of the Borrower’s or the Administrative Agent’s election to do so, instruct such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one (1) or more Eligible Assignees designated by the Borrower or the Administrative Agent, as the case may be, (each a “Replacement Lender”) in accordance with, and subject to the provisions of, Section 9.6 and such Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c) or 2.18; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.21. Determination of Borrowing Base.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent and the Eligibility Criteria.

SECTION 3.	CONDITIONS PRECEDENT

3.1. Closing Date.  The obligation of the Administrative Agent and the Collateral Agent to enter into this Agreement are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

(a) Credit Documents.  The Administrative Agent shall have received copies of each Credit Document originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency.  The Administrative Agent shall have received copies of (i) each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors, board of managers or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.

(c) Consummation of Transactions Contemplated by Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by the Administrative Agent to be material, in each case without the consent of the Administrative Agent.

(d) Reserved.

(e) Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f) Collateral.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority Lien in the Collateral and in the Capital Stock of the Borrower, the Collateral Agent shall have received:

(i) evidence satisfactory to the Administrative Agent of the compliance by each of the Originator and the Borrower of their obligations under the Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit accounts as provided therein);

(ii) the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Originator in California and the Borrower in Delaware together with copies of all such filings disclosed by such search, which shall be provided by CPS;

(iii) UCC termination statements (or similar documents) duly approved by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search with respect to the Collateral;

(iv) evidence that the Originator and the Borrower shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent or the Administrative Agent;

(v) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which the Borrower or the Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(vi) evidence that any Indebtedness, including, without limitation, the Prior Credit Agreement (other than the Obligations hereunder), secured by the Collateral has been paid in full.

(g) Financial Statements; Forecasts.  The Administrative Agent shall have received from CPS (i) any historical financial information regarding the Credit Parties requested by the Administrative Agent, (ii) any financial projections with respect to the Credit Parties requested by the Administrative Agent and (iii) any other financial information regarding the Credit Parties as the Administrative Agent, in its sole discretion, may request.

(h) Reserved.

(i) Opinions of Counsel to Credit Parties.  The Administrative Agent shall have received originally executed copies of the favorable written opinions of Alston & Bird LLC, counsel for CPS and the Borrower, and internal counsel for CPS and the Borrower, and as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and its counsel (and CPS and the Borrower hereby instruct counsel for CPS and the Borrower to deliver such opinions to the Agents and the Lenders).

(j) Upfront Fee.  CPS shall have paid to each Lender, pro rata based on their Revolving Commitments, the Upfront Fee pursuant to the Fee Letter.

(k) Solvency Certificates.  On the Closing Date, the Administrative Agent shall have received Solvency Certificates from the Borrower and CPS dated as of the Closing Date and addressed to the Administrative Agent and Lenders, substantially in the form of Exhibit E-2, attesting that before and after giving effect to the consummation of the transactions contemplated by the Credit Documents, each of the Borrower and CPS, as the case may be, is Solvent.

(l) Closing Date Certificates.  Each of CPS and the Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(m) No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect, except has been previously disclosed in writing to the Administrative Agent or in CPS’ public reports filed under the Exchange Act, provided that CPS has notified the Administrative Agent of such filing.

(n) No Closing Date Material Adverse Change.  A Closing Date Material Adverse Change shall not have occurred.

(o) No New Information.  The Administrative Agent shall not have become aware, since December 31, 2014, of any new information or other matters not previously disclosed to the Administrative Agent relating to the Borrower, CPS or its Subsidiaries or the transactions contemplated herein which the Administrative Agent, in its reasonable judgment, deems inconsistent in a material and adverse manner with the information or other matters previously disclosed to the Administrative Agent relating to the Borrower, CPS or its Subsidiaries.

(p) Delivery of Receivable Files to Custodian; Trust Receipt.  In accordance with the terms of the Custodial Agreement, the Borrower shall have delivered, or caused to be delivered, to the Custodian, the related Receivable File and the Administrative Agent has received a Trust Receipt from the Custodian, which Trust Receipt is acceptable to the Administrative Agent in its sole discretion.

(q) Reserved.

(r) Borrowing Base Confirmation.  The Administrative Agent shall have received a Borrowing Base Certificate evidencing that there is sufficient Revolving Availability with respect to the initial Credit Extension requested by the Borrower.

(s) Reserved.

(t) Reserved.

(u) Reserved.

(v) Reserved.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent.  The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(i) (a) with respect to Revolving Loans, the Administrative Agent shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate two (2) Business Days prior to such Credit Date, evidencing sufficient Revolving Availability with respect to the requested Revolving Loan together with a schedule of Receivables listing the Receivables to be pledged in connection with the Revolving Loan, such schedule to (1) be in an electronic file format reasonably satisfactory to the Administrative Agent, and (2) set forth the information required and requested by the Administrative Agent  and the Custodian to value and administer the Receivables described therein, including, without limitation, the information with respect to each related Contract required to calculate the Excess Concentration Amount and identification of each such Contract by (I) the account number; (II) Obligor name and (III) the outstanding principal balance of the Receivable evidenced by such Contract as of the Credit Date related to such Revolving Loan, and (b) with respect to Amortized Loans, the Administrative Agent shall have received a fully executed and delivered Interest Rate Election on or prior to such Credit Date;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments as of such Credit Date shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base;

(iii) as of such Credit Date, the representations and warranties made by each of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v) as of such Credit Date, the Collateral Agent shall have received satisfactory evidence of the valid transfer of the Eligible Receivables comprising the Borrowing Base to the Borrower; and

(vi) in accordance with the terms of the Custodial Agreement, the Borrower has delivered, or caused to be delivered, to the Custodian, the related Receivable File and the Administrative Agent has received a Trust Receipt from the Custodian, which Trust Receipt is acceptable to the Administrative Agent in its sole discretion.

Any Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent such request is warranted under the circumstances.

(b) Funding Notices and Interest Rate Elections.  Any Funding Notice or Interest Rate Election shall be executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent.  In lieu of delivering a Funding Notice or Interest Rate Election, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice and Borrowing Base Certificate (or Interest Rate Election, as applicable) to the Administrative Agent on or before the applicable Credit Date.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly Authorized Officer of the Borrower.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each of the Borrower and CPS (with respect to itself) represents and warrants, to each Agent and each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

4.1. Organization; Requisite Power and Authority; Qualification; Other Names.  Each of the Borrower and CPS (a) is duly organized or formed, validly existing and in good standing under the laws of the State of its organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  The Borrower does not operate or do business under any assumed, trade or fictitious name.  The Borrower has no Subsidiaries.

4.2. Capital Stock and Ownership.   CPS owns all of the outstanding and issued Capital Stock of the Borrower.  The Capital Stock of the Borrower has been duly authorized and validly issued and is fully paid and non-assessable.  There is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no Capital Stock of the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of Capital Stock of the Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of the Borrower.

4.3. Due Authorization.  The execution, delivery and performance of the Credit Documents to which each Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party.

4.4. No Conflict.  The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) (i) violate any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) violate any of the Organizational Documents of such Credit Party, or (iii) violate any order, judgment or decree of any court or other agency of government binding on such Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party, except as could not reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Administrative Agent.

4.5. Governmental Consents.  The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation.  Each Credit Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party and is in full force and effect, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Receivables.  Each Receivable is a bona fide existing payment obligation of a Obligor, owed to the Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.  Each Receivable that is identified by the Borrower as an Eligible Receivable on a Borrowing Base Certificate or Funding Notice, or by the Servicer on a Monthly Servicing Report, satisfies the Eligibility Criteria.  No Depository Institution assisted in the origination of any Receivable and at no time has any Receivable been owned, purchased, or serviced by a Depository Institution.

4.8. No Adverse Selection.

(a) The Receivables sold or transferred by the Originator to the Borrower are of no lesser quality than (i) the CPS Receivables considered as a whole or (ii) the CPS Receivables pledged under any other financing facility under which CPS is a borrower, either directly or indirectly (acting through a special purpose borrowing entity, or otherwise indirectly), in each case, as of the time of that transfer, and no selection procedures adverse to the Borrower or the Lenders have been used (i) in selecting any Receivable from all other similar CPS Receivables or (ii) in allocating CPS Receivables among any financing facility under which CPS is a borrower.

4.9. No Material Adverse Effect.  Since December 31, 2014, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

4.10. Adverse Proceedings, etc.  There are no Adverse Proceedings pending, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  No Credit Party is (a) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11. Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of the Borrower required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid before any charge may be added thereto for nonpayment thereof.  The Borrower knows of no proposed tax assessment against it which is not being actively contested by the Borrower in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12. Title to Assets.  The Borrower has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.11.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Liens.

4.13. No Indebtedness.  The Borrower does not have any Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement, the other Credit Documents or otherwise permitted hereunder.

4.14. No Defaults.  Other than the defaults set forth on Schedule 1 hereto, no Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to each Credit Party’s knowledge no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where, (a) such defaults have been waived, or (b) individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15. Governmental Regulation.  The Borrower is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  The Borrower is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16. Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to the Borrower will be used directly or indirectly to purchase or carry any such Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.17. Reserved.

4.18. Certain Fees.  No broker’s or finder’s fee or commission will be payable by the Borrower with respect hereto or any of the transactions contemplated hereby.

4.19. Solvency and Fraudulent Conveyance.  The Borrower is and, upon the incurrence of any Credit Extension by the Borrower on any date on which this representation and warranty is made, will be, Solvent.  Neither the Borrower nor CPS is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.  Neither the Borrower nor CPS shall use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors.  The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables under the Purchase Agreement.

4.20. Credit Documents.

(a) Delivery.  The Borrower has delivered, or caused to be delivered, to the Administrative Agent complete and correct copies of (i) each Credit Document and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Credit Document entered into after the date hereof.

(b) Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by each of the Borrower and CPS in any Credit Document is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in the Credit Document to the contrary, the representations and warranties of each of the Borrower and CPS set forth in any Credit Document shall, solely for purposes hereof, survive the Closing Date for the benefit of the Lenders.

(c) Governmental Approvals.  All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Credit Documents or to consummate the transactions contemplated therein have been obtained and are in full force and effect.

(d) Conditions Precedent.  On the Closing Date, all of the conditions to effecting or consummating the transactions described herein and set forth in the Credit Documents have been duly satisfied or waived by the Administrative Agent, and the transactions described set forth in the Credit Documents, have been consummated in accordance with the Related Documents

4.21. Compliance with Statutes, etc.  Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22. Disclosure.  The representations and warranties of each of the Borrower and CPS contained in any Credit Document or in any other documents, certificates or written statements furnished to any Lender by or on behalf of CPS or any of its Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to CPS or the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions by the preparer thereof believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

4.23. Money Control Acts/FCPA.  To the extent applicable, each of the Borrower and CPS is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.	AFFIRMATIVE COVENANTS

Each of CPS and the Borrower covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all of the Obligations (other than contingent indemnification obligations), CPS and/or the Borrower, as applicable, shall perform all covenants in this Section 5.

5.1. Reports.  Unless otherwise provided below, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent:

(a) Collateral Reporting.  On each Credit Date and at such other times as the Administrative Agent shall request, the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.  Each Borrowing Base Certificate delivered to the Administrative Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness of all information included therein.  The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by the Borrower to the Lenders that each Eligible Receivable included therein satisfies the Eligibility Criteria.  In the event any Funding Notice with respect to a Loan or other information required by this Section 5.1(a) is delivered to the Administrative Agent by the Borrower electronically or otherwise without signature, such Funding Notice or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Borrower by an Authorized Officer and constitute a representation to the Administrative Agent as to the authenticity thereof.  The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base in accordance with Section 2.21 hereof;

(b) Notice of Default.  Promptly upon any Authorized Officer of CPS or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to CPS or the Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(b) (captioned “Cross-Defaults”); or (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action CPS or the Borrower, as applicable, has taken, is taking and proposes to take with respect thereto;

(c) Notice of Litigation.  Promptly upon any Authorized Officer of CPS or the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by CPS or the Borrower to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, is reasonably likely to result in a judgment in an amount in excess of $1,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to CPS or the Borrower, as applicable, to enable the Lenders and its counsel to evaluate such matters;

(d) Notice of Modifications or Changes.  Within three (3) Business Days after the occurrence of any amendment, termination or other modification to the Page Eight Credit Agreement, or if the Page Eight Credit Agreement has been terminated, any replacement Warehouse Facility, that would have the effect of increasing or decreasing the Maximum Advance Rate, or any change in S&P ratings of the Page Eight Credit Agreement or any such replacement Warehouse Facility, written notice thereof together with sufficient detail to enable the Lenders to evaluate such matters.

(e) Breach of Representations and Warranties.  Promptly upon CPS or the Borrower becoming aware of a breach with respect to any representation or warranty made or deemed made by CPS or the Borrower in any Credit Document or in any certificate at any time given by CPS or the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith which materially and adversely affects the interests of any Lender or any Agent, a certificate of its Authorized Officers specifying the nature and period of existence of such breach and what action CPS or the Borrower, as applicable, has taken, is taking and proposes to take with respect thereto;

(f) Information Regarding Collateral.  The Borrower will furnish to the Collateral Agent prior written notice of any change (i) in its corporate name, (ii) in its identity, corporate structure or jurisdiction of organization, or (iii) in its Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

(g) Tax Returns.  As soon as practicable and in any event within fifteen (15) days following the filing thereof, the Borrower shall provide to the Administrative Agent copies of each federal income tax return filed by or on behalf of the Borrower.

5.2. Existence.  Each of CPS and the Borrower shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3. Payment of Taxes and Claims.  The Borrower shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  The Borrower shall not file or consent to the filing of any consolidated income tax return with any Person (other than CPS or any of its Subsidiaries).

5.4. Audits.  Each of CPS and the Borrower shall, at any time and as frequently as may be reasonably requested by the Administrative Agent, at the Borrower’s expense, permit the Administrative Agent, or its agents or professional advisors (including, without limitation, Wells Fargo), at reasonable times during business hours and upon reasonable notice to CPS or the Borrower, as applicable, to visit the premises and property of CPS and the Borrower and/or to audit the CPS Receivables, the ACC Receivables and the Fender Receivables, whether in person or by requests for information, and to inspect, audit, copy, run comparative analysis on, and take extracts from its and their financial and accounting records, and to discuss its and their affairs, financings and accounts with any Person, including, without limitation, employees of the Borrower or CPS and independent public accountants; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall limited to one audit visit per Fiscal Quarter.  The Borrower agrees to pay the reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with such field examinations and audits and the preparation of reports thereof performed or prepared; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower’s obligation to pay such out-of-pocket expenses shall be limited to $30,000 per Fiscal Year.  Based on the results of any such examination or audit, the Administrative Agent may redetermine the value of Eligible Receivables based on any such audits, or updates of audits, and, as a result, redetermine the Borrowing Base in accordance with clause (b) of the definition thereof.

5.5. Annual Meetings.  Each of CPS and the Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by CPS, the Borrower, the Administrative Agent and the Lenders) at such time as may be agreed to by CPS, the Borrower, the Administrative Agent and the Lenders.

5.6. Compliance with Laws.  Each of CPS and the Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7. Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, each of CPS and the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing the Lenders with any information reasonably requested pursuant to Section 9.19.

5.8. Separateness.  The Borrower acknowledges that the Lenders are entering into this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from any other Person.  Therefore, from and after the date of this Agreement, the Borrower shall take all reasonable steps, including without limitation, all steps that the Lenders may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is a separate legal entity.  Without limiting the generality of the foregoing, the Borrower agrees that it has not and shall not:

(a) engage, either directly or indirectly, in any business or activity other than the acquisition, ownership, financing and disposition of the Receivables in accordance with the Credit Documents and activities incidental thereto;

(b) acquire or own any material asset other than the Collateral and proceeds thereof;

(c) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, to the extent permitted by law, the Administrative Agent’s consent;

(d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, or without the prior written consent of the Administrative Agent, amend, modify, change, repeal, terminate or fail to comply with the provisions of the Borrower’s certificate of formation, or its limited liability company agreement, as the case may be; provided, however, the Borrower may amend its operating agreement without the Administrative Agent’s consent (i) to cure any ambiguity, (ii) with respect to administrative matters, or (iii) to convert or supplement any provision in a manner consistent with the intent of this Agreement or the other Credit Documents;

(e) own any Subsidiary or make any investment in, any Person or entity without the consent of the Administrative Agent;

(f) commingle its assets with the assets of any of its general partners, members, Affiliates, principals or any other Person or entity;

(g) incur any Indebtedness except the Obligations;

(h) fail to remain Solvent;

(i) fail to maintain its records, books of account and bank accounts, separate and apart from those of the general partners, members, principals and Affiliates of the Borrower or the Affiliates of a general partner or member of the Borrower or any other Person;

(j) except for the Credit Documents, and as otherwise expressly permitted by the Credit Documents, enter into any contract or agreement with any general partner, member, principal or Affiliate of the Borrower, CPS, or any general partner, member, principal or Affiliate thereof, except with the Administrative Agent’s consent and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or affiliate of the Borrower, CPS, or any general partner, member, principal or Affiliate thereof or fail to maintain separate financial statements from those of its general partners, members, principles and Affiliates; provided, however, the Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of CPS and its Affiliates; provided that such consolidated financial statements disclose that the Borrower is a separate legal entity and that its assets are not generally available to satisfy the claims of creditors of CPS;

(k) seek the dissolution or winding up, in whole or in part, of the Borrower or take any action that would cause the Borrower to become insolvent;

(l) fail to take reasonable efforts to correct any misunderstanding known to the Borrower regarding the separate identity of the Borrower;

(m) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n) except as provided in the Credit Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(o) except as provided in the Credit Documents, make any loans or advances to any third party, including any general partner, member, principal or affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to misleading others as to the identity with which such other party is transacting business, or (ii) to suggest that the Borrower  is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Borrower, or any general partner, member, principal or Affiliate thereof);

(q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(r) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(s) hold itself out as or be considered as a department or division (other than for tax purposes) of any general partner, principal, member or Affiliate of the Borrower or any other Person or entity;

(t) fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(u) acquire obligations or securities of its partners, members, shareholders of other Affiliates, as applicable;

(v) violate or cause to be violated the assumptions made with respect to the Borrower in any opinion letter pertaining to substantive consolidation delivered to the Lenders in connection with the Credit Documents;

(w) Reserved;

(x) fail to have Organizational Documents that provide that, so long as the Obligations of the Borrower shall be outstanding, the Borrower shall not (i) seek the dissolution or winding up in whole, or in part, of the Borrower or (ii) file or consent to the filing of any petition, either voluntary or involuntary, or commence a case under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the consent of the Independent Manager;

(y) fail to observe all requisite organizational formalities under Delaware law;

(z) account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than the sale of the Receivables to the Borrower or in any other respect account for or treat the transactions contemplated therein in any manner other than as a sale of Receivables to the Borrower; provided, that the Receivables may be reflected on the consolidated balance sheets of CPS in accordance with GAAP.

(aa) make any revision or amendment to the Purchase Agreement without the consent of the Administrative Agent; and

(bb) fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

In the event of any inconsistency between the covenants set forth in this Section 5.8 or the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 5.8 poses a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 5.8 shall control.

5.9. Cash Management Systems.  The Borrower shall establish and maintain cash management systems as set forth below.

(a) Lockbox System.

(i) The Borrower has established, or has caused the Servicer to establish,  pursuant to the Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a lockbox (the “Lockbox”) and Lockbox Account as described in Section 2.12 (the “Lockbox System”) into which all Collections shall be deposited.

(ii) The Borrower shall not establish any new lockbox or lockbox arrangement without consent of the Administrative Agent in its sole discretion, and prior to establishing any such new lockbox or lockbox arrangement, the Borrower shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement to enter into a control agreement with respect thereto.

(iii) Without the prior written consent of the Administrative Agent, the Borrower shall not, in a manner adverse to the Lenders, (A) change the general instructions given to the Servicer in respect of payments on account of Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any collections in the Lockbox System to any account which is not a Collection Account.

(iv) The Borrower acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, (B) upon the occurrence and during the continuance of an Event of Default, the funds on deposit in the Lockbox System shall be applied as provided in Section 2.11 and (C) the Control Agreements will provide that all funds in the Lockbox will be swept daily into the Collection Account.

(b) Payment Collection.  The Borrower has directed, and will at all times hereafter direct, the Servicer to direct each of the Obligors to forward all payments on account of Receivables directly to the Lockbox System in accordance with Section 2.12.  The Borrower agrees (i) to instruct the Servicer to instruct each Obligor to make all payments with respect to Receivables directly to the Lockbox System and (ii) promptly (and, except as set forth in the proviso to this Section 5.9(b), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of the Borrower necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.

5.10. Insurance.  From the period commencing on the Closing Date until the termination of this Agreement, CPS shall maintain in force an “errors and omissions” insurance policy and an employee fidelity insurance policy, in each case, (i) in an amount not less than $1,000,000, (ii) in a form reasonably acceptable to the Administrative Agent and the Administrative Agent, (iii) with an insurance company reasonably acceptable to the Administrative Agent and (iv) naming the Administrative Agent, for the benefit of the Lenders, as beneficiary and loss payee. Unless otherwise directed by the Administrative Agent, CPS shall prepare and present, on behalf of itself, the Administrative Agent and the Lenders, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy described in this Section 5.10, CPS shall promptly notify the Administrative Agent of such claim and deposit, or cause to be deposited, the proceeds of any such claim into the Collection Account.  CPS shall deliver copies of such policies to the Administrative Agent on or prior to the Closing Date together with a certification from the applicable insurance company that such policy is in force on such date.  CPS shall deliver proof of maintenance of such policies and payment of premiums no less frequently than annually, in form and substance reasonably acceptable to the Administrative Agent, on the six-month anniversary from the Closing Date and on each succeeding twelve month anniversary thereafter (or if such day is not a Business Day, the next succeeding Business Day).

5.11. Financial Statements.

(a) As soon as available and no later than ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent one (1) copy of: (A) the audited balance sheet of the Borrower as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of the Independent Accountants stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and (B) audited statements of income, stockholders’ equity and cash flow of the Borrower for such fiscal year; in each case setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of the Independent Accountants stating that such financial statements present fairly the financial condition of the Borrower and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

(b) As soon as available and no later than forty-five (45) days after the end of each fiscal quarter in each fiscal year of CPS, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of: (A) the unaudited consolidated balance sheet of CPS and its consolidated Subsidiaries (including the Borrower) as of the end of such fiscal quarter, which such balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer, chief operating officer or controller of CPS or another officer of CPS acceptable to the Administrative Agent stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and (B) the unaudited consolidated statements of income, stockholders’ equity and cash flow of CPS and its consolidated Subsidiaries (including the Borrower) for such fiscal quarter, which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer, chief operating officer or controller of CPS or another officer of CPS acceptable to the Administrative Agent stating that such financial statements present fairly the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied;

(c) As soon as available and no later than ninety (90) days after the end of each fiscal year of CPS, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of: (A) the audited consolidated balance sheet of CPS and its consolidated Subsidiaries (including the Borrower) as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of the Independent Accountants stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and (B) the audited consolidated statements of income, stockholders’ equity and cash flow of CPS and its consolidated Subsidiaries (including the Borrower) for such fiscal year; in each case setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of the Independent Accountants stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

(d) For so long as CPS is subject to the periodic reporting obligations of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, Borrower and CPS may comply with the covenants set forth in the preceding paragraphs (b) and (c) by electronic filing of the annual and quarterly reports required by such act; provided, that the Borrower and/or CPS shall notify, or cause to be notified, the Administrative Agent promptly upon any such electronic filing.

5.12. Due Diligence; Access to Certain Documentation.  The Administrative Agent (and its agents or professional advisors) shall have the right under this Agreement, from time to time, at its discretion and upon reasonable prior notice to the relevant party, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, financial statements, credit and collection policies, legal and regulatory compliance, operating and reporting procedures and information systems, their respective directors, officers and employees, or other information and information systems (including without limitation customer service and/or whistleblower hotlines) of the Credit Parties, or held by another for a Credit Party or on its behalf, concerning or otherwise affecting the Receivables or this Agreement. The Administrative Agent (and its agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Administrative Agent (and its agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.

Upon notice and during regular business hours, each  Credit Party agrees to promptly provide the Administrative Agent (and its agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) the Administrative Agent (and its agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to the Credit Parties in connection with the Receivables and this Agreement.

Each Credit Party will make available to the Administrative Agent (and its agents or professional advisors) knowledgeable financial,  accounting, legal and compliance officers for the purpose of answering questions with respect to the Credit Parties and the Receivables and to assist in the Administrative Agent’s diligence.  In addition, the Borrower shall provide, or shall cause the Servicer to provide, the Administrative Agent with remote access to any electronic Receivable Files and any related documents to the extent CPS or the Borrower provides such access to any Person.  Each of CPS and the Borrower agrees that the Administrative Agent will have the right to confirm any information relating to the Receivables directly with the applicable Obligors.

All reasonable costs and expenses incurred by the Administrative Agent (and its agents or professional advisors) in connection with the due diligence and other matters outlined in this Section 5.12 shall be Permitted Expenses, which the Borrower shall reimburse to the Administrative Agent, or shall pay or cause to be paid.

Without limiting the generality of the foregoing, the Borrower acknowledges that the Lenders shall make Loans to the Borrower based solely upon the information provided by the Credit Parties to the Administrative Agent and the representations, warranties and covenants contained herein, and that the Administrative Agent has the right at any time and from time to time to conduct a partial or complete due diligence review, at their option and, to the extent that the expense of such review exceeds the Permitted Expenses discussed above, at its expense, on some or all of the Receivables, including, without limitation, re-generating the information used to originate such Receivables.

5.13. Financial Covenants.  CPS shall maintain (i) as of the end of any fiscal quarter, an Adjusted Tangible Net Worth of at least $80,000,000 plus 50% of positive net income for each Fiscal Quarter after December 31, 2014, (ii) at each month end, unrestricted Cash of at least $8,500,000, (iii) as of the end of any fiscal quarter, a ratio of Indebtedness (including only recourse and residual debt) to Adjusted Tangible Net Worth of no more than 2.0:1, and (iv) as of the end of any Fiscal Quarter, subordinated renewable notes do not exceed $15 million (excluding any subordinated renewable notes issued to directors of CPS).

5.14. Repurchase of Post-Petition Receivables .  CPS shall repurchase any Post-Petition Receivable if (i) the related Obligor is a debtor in a proceeding under Chapter 7 of the Bankruptcy Code and the Insolvency Event related to Post-Petition Receivable has not been discharged pursuant to Section 727 of the Bankruptcy Code within 180 days of the related Credit Date with respect to such Post-Petition Receivable, or (ii) CPS or the Borrower discovers or receives written notice that the related Obligor does not qualify under clause (b) of the definition of “Eligible Obligor”, in each case within thirty (30) days from the date on which CPS or the Borrower discovers or receives written notice of such event.

5.15. Transfer of Receivables.  Any Receivables sold or transferred by the Borrower to the Originator other than in connection with a Receivables Repurchase Event will not be selected or sold in a manner adverse to the Lenders or the Facility and no Default or Event of Default shall have occurred or be continuing at the time of such sale or transfer; provided, however, that this Section 5.15 shall not prevent the Borrower from prepaying the Loans and terminating the Facility after the occurrence of an Event of Default pursuant to Section 7.1 of this Agreement or transferring Receivables in connection with such prepayment and termination.  No less than five (5) Business Days prior to a proposed transfer or sale by the Borrower of  Receivables, the Borrower shall provide to the Administrative Agent a schedule of the Receivables proposed to be transferred or sold (and a related schedule of the Receivables held by the Borrower), which schedules shall include such additional information that will reasonably identify that the proposed transfer or sale will not be adverse to the Lenders or the Facility or cause a Default or Event of Default.

5.16. Changes in Underwriting Policies.  CPS shall provide the Administrative Agent with quarterly updates of any changes or modifications to the Underwriting Policies implemented in the previous Fiscal Quarter within ten (10) Business Days of the end of such Fiscal Quarter.  If any such changes or modifications to the Underwriting Policies would materially and adversely affect the interests of any Lender or any Agent, CPS shall obtain the prior written consent of the Administrative Agent.

5.17. Facility Ratings.

Administrative Agent may elect, at any time, upon written notice to the Borrower, that such Administrative Agent intends to request public ratings of this Facility from one or more credit rating agencies selected by such Administrative Agent.  CPS and the Borrower agree that each of them shall cooperate with the Administrative Agent’s efforts to obtain such ratings, and shall provide the applicable credit rating agencies (either directly or through distribution to the Administrative Agent), access to their respective books, records, financial statements, policies, directors, officers and employees, or other information, in each case, as requested by such credit rating agencies for the purpose of providing and monitoring such ratings; provided, however, that in no event shall the Borrower or CPS have any obligation to pay any costs, fees or expenses payable to the credit rating agencies for providing such ratings, and the payment of any and all costs, fees and expenses payable to any such credit rating agency for providing such ratings shall be the sole obligation of the Administrative Agent.

5.18. New York Receivables

Notwithstanding anything to the contrary in this Agreement, any Receivable originated in the State of New York, shall not be purchased by the Borrower under the Purchase Agreement or otherwise, unless and until CPS obtains a lender’s license or similar qualification from the State of New York sufficient to allow CPS to conduct lending activities within the State of New York in accordance with the Underwriting Policies.  Borrower will notify the Administrative Agent upon CPS receiving the New York license and will provide copies of all relevant materials.

SECTION 6.	NEGATIVE COVENANTS

Each of CPS and the Borrower covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations), CPS and/or the Borrower, as applicable, shall perform all covenants in this Section 6.

6.1. Indebtedness.  The Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.

6.2. Liens.  The Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (i) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document; (ii) Permitted Liens (provided, that the existence of a non-Permitted Lien on a Financed Vehicle shall not be a breach of this Section 6.2 to the extent that the resulting removal of the related Receivable from the Borrowing Base does not then result in an uncured Borrowing Base Deficiency); and (iii) financing statements (w) naming Consumer Portfolio Services, Inc. as debtor and Page Six Funding LLC as secured party in accordance with the Purchase Agreement, (x) naming Page Six Funding LLC as debtor and Fortress Credit Co LLC, as Collateral Agent, as the secured party in accordance with the Security Agreement, (y) assigning any of the above to Page Six Funding LLC or Fortress Credit Co LLC, as Collateral Agent, as the case may be, in accordance with the Security Agreement or (z) filed in connection with other Permitted Liens.

6.3. Dividend of Ineligible Receivables.  Notwithstanding anything to the contrary in this Agreement, the Borrower may dividend all Ineligible Receivables to CPS upon the closing of any securitization transaction sponsored by CPS so long as at the time of such dividend, no Default, Event of Default or Tier 1 Trigger Event has occurred and is continuing.  The Borrower must provide notice to the Administrative Agent of its intention to dividend all Ineligible Receivables to CPS at least three (3) Business Days prior to such dividend and such notice shall include a list of all Ineligible Receivables the Borrower intends to dividend to CPS.

6.4. Investments.  The Borrower shall not make or own any Investment, except Investments in Cash, Cash Equivalents and Receivables, and Permitted Investments in the Collection Account.

6.5. Fundamental Changes; Disposition of Assets; Acquisitions.  The Borrower shall not (i) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (ii) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets (including, but not limited to, the Receivables) or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except in accordance with Section 5.15 and in connection with which a prepayment is made as required by Section 2.10, or (iii) acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except Investments made in accordance with Section 6.4.  CPS shall not enter into any transaction of merger or consolidation in which CPS is not the surviving entity, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

6.6. Material Contracts and Organizational Documents.  The Borrower shall not (a) enter into any Material Contract with any Person; (b) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date or (c) amend or permit any amendments to its Organizational Documents (other than as permitted by Section 5.8(d)), without in each case obtaining the prior written consent of the Administrative Agent to such entry, amendment, restatement, supplement, modification or waiver, as the case may be.

6.7. Sales and Lease-Backs.  The Borrower shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.

6.8. Transactions with Shareholders and Affiliates.  The Borrower shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with CPS, any holder of 5% or more of any class of Capital Stock of CPS or any of its Subsidiaries or with any Affiliate of CPS or of any such holder other than the transactions contemplated by the Credit Documents.

6.9. Conduct of Business.  From and after the Closing Date, the Borrower shall not engage in any business other than the businesses engaged in by the Borrower on the Closing Date.

6.10. Fiscal Year.  The Borrower shall not change its Fiscal Year-end.

6.11. Accounts.  The Borrower shall not establish or maintain a deposit account or a securities account that is not the Lockbox Account or a Collection Account and the Borrower shall not, nor direct any Person to, deposit Collections in a deposit account or a securities account that is not the Lockbox Account or a Collection Account.

6.12. Reserved.

6.13. Prepayments of Certain Indebtedness.  The Borrower shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations.

6.14. Servicing Agreement and Backup Servicing Agreement.  The Borrower shall not (a) terminate the Servicing Agreement or Backup Servicing Agreement or (b) select a replacement servicer, in each case without the consent of the Administrative Agent.

6.15. Independent Manager.  The Borrower shall not fail at any time to have at least one (1) Independent Manager that is not and has not been for at least five (5) years, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Borrower or any of its Affiliates; (ii) a customer or creditor of, or supplier to, the Borrower or any of its Affiliates who derives any of its purchases or revenue from its activities with the Borrower or any Affiliate thereof (other than a de minimis amount); (iii) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided that the foregoing subclause (i) shall not apply to any Person who serves as an independent director or an independent manager for any Affiliate of the Borrower; provided, further, that upon the death or incapacity of such Independent Manager, the Borrower will have a period of ten (10) Business Days following such event to appoint a replacement Independent Manager; provided, further, that the Borrower shall cause the Independent Manager not to resign until a replacement independent manager has been appointed; and provided, further, that before any Independent Manager is replaced, removed, resigns or otherwise ceases to serve (for any reason other than the death of incapacity of such Independent Manager), the Borrower shall provide written notice to the Lenders no later than 2 Business Days prior to such replacement, removal or effective date of cessation of service and of the identity and affiliations of the proposed replacement Independent Manager.

6.16. Sales of Receivables.  The Borrower shall not sell Receivables, except (a) in accordance with Section 5.15 or (b) in connection with a Receivables Repurchase Event, in each case in connection with which a prepayment is made as required by Section 2.10.

SECTION 7.	EVENTS OF DEFAULT

7.1. Events of Default.  If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due.  Other than with respect to a Borrowing Base Deficiency, the failure by CPS or the Borrower to make payments of any principal, interest, premiums or fees due to the Administrative Agent, the Collateral Agent or the Lenders under any Credit Documents within two (2) Business Days of the date such payment is due or, if any such payment is due on the Revolving Maturity Date or the Amortization Maturity Date, such failure to make that payment on the Revolving Maturity Date or the Amortization Maturity Date (as applicable); or

(b) Failure to Make Other Payments When Due.  Other than with respect to a Borrowing Base Deficiency, the failure by CPS, the Borrower or the Servicer to make any payment or deposit required (other than payments of any principal, interest, premiums or fees due to the Administrative Agent, the Collateral Agent or the Lenders under any Credit Document or the Servicing Agreement) within ten (10) Business Days of the date on which written notice of the same being due was delivered to CPS, the Borrower or the Servicer, as the case maybe; or

(c) Cross Defaults.  (i) Failure of a Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in excess of $2,000,000 (other than Indebtedness in respect of the Obligations or other non-recourse debt of the Borrower) beyond the grace period, if any, provided therefor; or (ii) breach or default by a Credit Party with respect to any other material term of (1) one or more items of the Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, as a result of such breach or default, that Indebtedness has been declared (in writing, to the extent required by the related loan agreement, mortgage, indenture or other agreement) or has automatically become due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(d) Transfer of Servicing.  As of any date of determination, the sum of each of the Transfer of Servicing Percentages for all transfers of servicing effected by CPS on or after the Closing Date is greater than 25%; or

(e) Breach of Certain Covenants.  Failure of a Credit Party to perform or comply with any covenant or other agreement contained in Section 5.2, Section 5.6, Section 5.8, Section 5.9, Section 5.11, Section 5.13, the second sentence of Section 5.16 or Section 6; or

(f) Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false as of the date made or deemed made and which materially and adversely affects the interests of any Lender or any Agent and shall not have been remedied or waived within ten (10) Business Days after the earlier of (i) an Authorized Officer of the applicable Credit Party becoming aware of such falsity, or (ii) receipt by the Borrower of written notice from the Administrative Agent or any Lender of such falsity; or

(g) Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any covenant or other term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 7.1, and such default materially and adversely affects the interests of any Lender or any Agent and shall not have been remedied or waived within ten (10) Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by the Borrower of written notice from the Administrative Agent or any Lender of such default; or

(h) Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of any Credit Party or the Servicer in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or the Servicer under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party or the Servicer, as applicable, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Credit Party or the Servicer, as applicable, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(i) Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Any Credit Party or the Servicer shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower shall make any assignment for the benefit of creditors; or (ii) any Credit Party or the Servicer shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Credit Party or the Servicer, as applicable, (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(h); or

(j) Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) with respect to the Borrower, in the aggregate at any time an amount in excess of $250,000 or (ii) with respect to CPS, in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against the Borrower or CPS, as applicable, or any of their respective assets and (A) shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process) or (B) a decree or order is entered for the appointment of a receiver, liquidator, sequestrator, trustee, custodian assignee for the benefit of creditors (or other officer having similar powers) over such assets ; or

(k) Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of the Borrower and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(l) Change of Control.  A Change of Control shall occur with respect to any Credit Party or the Servicer, without the prior written consent of the Administrative Agent; or

(m) Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or the enforceability thereof shall be impaired in any material respect, or (A) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than Receivables, Collections or any Collection Account) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document and such failure is not remedied to the satisfaction of the Collateral Agent within ten (10) Business Days of the date such failure arose, or (B) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Receivable, Collections or Collection Account purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control; or (ii) any of the Credit Documents identified in clause (a) of the definition thereof for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(n) Servicing Agreement.  A Servicer Default shall have occurred and be continuing; or

(o) Defaults Under Guaranties.  A default in CPS’ obligations under the Limited Guaranty shall have occurred; or

(p) Borrowing Base Deficiency.  Failure by the Borrower to pay any Borrowing Base Deficiency within two (2) Business Days after the due date thereof, provided that, if such Borrowing Base Deficiency occurs due the occurrence of a Tier 1 Performance Trigger, such Event of Default will only arise thirty (30) days after the occurrence thereof; or

(q) Revolving Maturity Date.  Failure of the Borrower to pay the unpaid principal amount of and accrued interest on the Revolving Loans and, if no Amortization Election has been made prior to the Revolving Maturity Date, all other Obligations on the Revolving Maturity Date;

(r) Amortization Maturity Date.  Failure of the Borrower to pay the unpaid principal amount of and accrued interest on the Amortized Loans and all other Obligations on the Amortization Maturity Date; or

(s) Financial Statements.  The auditor’s opinion accompanying the audited financial statements of any Credit Party delivered hereunder is qualified in any manner; or

(t) Performance Triggers.  The breach of a Tier 2 Performance Trigger; or

(u) Material Exceptions.  An exception in any audit conducted pursuant to Section 5.4 which could reasonably be expected to have a material and adverse effect on the interests of any Lender or any Agent and which is not cured within ten (10) Business Days of the earlier to occur of an Authorized Officer of CPS or of the Borrower having knowledge thereof or an Authorized Officer of CPS or of the Borrower receiving written notice thereof from either Administrative Agent;

THEN, (A) upon the occurrence of any Event of Default described in Section 7.1(h), 7.1(i), or 7.1(j) automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon written notice to the Borrower and the Backup Servicer by the Administrative Agent, (x) the Revolving Commitments, if any, shall immediately terminate; (y) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (1) the unpaid principal amount of and accrued interest on the Loans and (2) all other Obligations; and (z) the Administrative Agent shall cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.  Upon the occurrence of any Event of Default, the Borrower or CPS may repay the Loans without any call protection or prepayment penalty, in whole and not in part, and terminate the Facility pursuant to the terms of this Agreement; provided, however, that if the Administrative Agent believes, in its reasonable discretion, that such Event of Default is a Purposeful Event of Default, Borrower or CPS may only repay the Loans in accordance with Section 2.9.

SECTION 8.	AGENTS

8.1. Appointment of Agents.  Fortress Credit Co LLC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Fortress Credit Co LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 8 are solely for the benefit of Agents and the Lenders and the Borrower shall not have any rights as a beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

8.2. Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3. Collateral Documents and Guaranties.  Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit the Lenders, to be the agent for and representative of the Lenders with respect to the Limited Guaranty, the Collateral and the Collateral Documents.  Subject to Section 9.5, without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented, or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.

SECTION 9.	MISCELLANEOUS

9.1. Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to CPS, the Borrower, any other Credit Party, the Collateral Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile (with telephonic confirmation of receipt) or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile; provided, no notice to any Agent shall be effective until received by such Agent.

9.2. Expenses.  Subject to a cap not to exceed $200,000 with respect to any actual and reasonable, documented, out-of-pocket costs and expenses incurred by or on behalf of any Agent or Administrative Agent on or prior to the Initial Funding Date, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the Agents’ actual and reasonable, documented, out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable, documented fees, expenses and disbursements of counsel to the Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the actual costs and reasonable, documented, out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent; (d) each of the Agent’s actual costs and reasonable documented, out-of-pocket fees, expenses for, and disbursements of any of such Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable, documented attorneys’ fees (including expenses and disbursements of outside counsel) incurred by such Agent; (e) all the actual costs and reasonable, documented, out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable, documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; provided, that such costs and expenses shall not exceed $10,000 unless such syndication is in connection with an increase in the Revolving Commitment; and (g) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Limited Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3. Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 9.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH OF CPS AND THE BORROWER AGREES, SEVERALLY BUT NOT JOINTLY, TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND EACH LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NEITHER CPS NOR THE BORROWER SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER OR JUDGMENT.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 9.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, CPS OR THE BORROWER, AS APPLICABLE, SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b) To the extent permitted by applicable law, neither CPS nor the Borrower shall assert, and each of CPS and the Borrower hereby waives, any claim against the Lenders, the Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of CPS and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4. Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and its Affiliates each is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent, without notice to the Borrower or to any other Person (other than the Administrative Agent) except to the extent required by applicable law, any such notice being hereby expressly waived to the maximum extent under applicable law, and subject to any requirements or limitations imposed by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower (in whatever currency) against and on account of the obligations and liabilities of the Borrower to such Lender arising hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

9.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent.  Subject to Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of each Credit Party that is party thereto, the Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Revolving Loan Note;

(ii) waive, reduce or postpone any scheduled repayment;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) (A) amend the definition of “Borrowing Base” in a manner that increases the Revolving Availability to the Borrower or (B) amend, modify, terminate or waive any provision of this Section 9.5(b) or Section 9.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of the Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral, the Guarantor from the Limited Guaranty, except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase the Revolving Commitment of any Lender without the consent of such Lender;

(ii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension without the consent of the Lenders;

(iii) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(iv) adversely affect the Controlled Account Bank, the Lockbox Account Bank, the Backup Servicer or the Custodian without the consent of such affected party.

(d) Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  The Administrative Agent shall deliver, or shall cause to be delivered, copies of all such amendments, modifications, waivers or consents to the Custodian, the Backup Servicer and the Controlled Account Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on a Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, upon such Credit Party.  Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and the Credit Parties shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its applicable capacities thereunder as Administrative Agent or Collateral Agent) and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

9.6. Successors and Assigns; Participations.

(a) Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.  None of CPS’ nor the Borrower’s rights or obligations hereunder nor any interest herein may be assigned or delegated without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Lender Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register.  The Borrower, CPS, the Administrative Agent and the Lenders shall deem and treat the Persons listed as “Lenders” in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 9.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c) Right to Assign.  Each Agent and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations:

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and Administrative Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of the Administrative Agent; provided, each such assignment pursuant to this Section shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Loans of the assigning Lender).

(d) Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent and, if the assignee is not a Lender Affiliate, the Borrower an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent, but which shall not be less than the withholding tax forms and other information such assignee would be required to provide under this Agreement if it were a Lender hereunder.

(e) Rating Agencies.  Each of the Borrower and CPS agrees that the Lenders and the Administrative Agent shall have the right to disclose the terms of this Agreement and the transactions contemplated hereby to any Rating Agency.  In addition, each of the Borrower and CPS agrees to provide, or cause to be provided, to the Rating Agencies any information, books, records, financial statements or other documents as reasonably requested by the Rating Agencies.

(f) Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to CPS and the Borrower and shall maintain a copy of such Assignment Agreement.

(g) Representations and Warranties of Assignee.  Each assignee of any Lender, upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; (ii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iii) such assignee does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of CPS or the Borrower other than the Obligations or any Capital Stock of CPS or the Borrower.

(h) Effect of Assignment.  Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Revolving Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(i) Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than CPS, any of its Subsidiaries or any of its Affiliates) in all or any part of its Revolving Commitments, Loans or in any other Obligation; provided, however, that notwithstanding the foregoing, no participations may be sold to any Person acquiring such participation with the assets of, or for the benefit of, any employee benefit plan subject to Title I of ERISA, any “plan” subject to Section 4975 of the Internal Revenue Code, or any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.  The holder of any such participation, other than a Lender Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification, termination, waiver or consent that would: (i) extend the final scheduled maturity of any Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) result in the assignment or transfer by CPS or the Borrower of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under the Collateral Documents, the Guarantor from the Limited Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating, (iv) otherwise be required of any Lender under Section 9.5(b) or 9.5(c) hereof, (v) waive or declare an Event of Default hereunder, (vi) result in any material change to the Eligibility Criteria, or (vii) result in an adverse regulatory impact on any such participant.  Each of CPS and the Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 9.6; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless such participant complies with Section 2.18(d) and (e) as though it were a Lender (by providing any documentation required thereby to the participating lender).  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender.  Notwithstanding any participation made hereunder (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of its obligations hereunder, and (iii) except as set forth above, the Credit Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Obligations and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement; provided, however, that during the occurrence and continuance of an Event of Default, the participant (to the extent of its interest in any Loans) shall have the right to exercise any remedies hereunder and vote any claims with respect to the Borrower or the Loans in any bankrutpcy, insolvency or similar type of proceeding of the Borrower.  Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Revolving Commitments, Loans, or in any of its other Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to the extent reasonably necessary for Borrower or the Administrative Agent to comply with their obligations under FATCA.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j) Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, such Lender, as between the Borrower and the Lender, shall not be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(k) Fortress Affiliate Lenders. Notwithstanding anything to the contrary set forth in this Section 9.6, each party hereto acknowledges and agrees that (a) Fortress and/or its Lender Affiliates may, in its sole discretion, at any time, and from time to time, in connection with any assignment to be made hereunder to any Lender Affiliates of Fortress (each such Lender Affiliate, a “Fortress Affiliate Lender”), (i) assign to any Fortress Affiliate Lender all or any portion of Fortress’ or any Fortress Affiliate Lender’s Loans then existing and/or Fortress’ or any such Fortress Affiliate Lender’s Revolving Commitments then outstanding in such percentages or fixed dollar amounts as Fortress or any such Fortress Affiliate Lender shall determine in their respective sole discretion, and (ii) in furtherance of the foregoing, request the Borrower to, and the Borrower shall, execute and deliver to Fortress or such Fortress Affiliate Lender, as the case may be, any Revolving Loan Note (or replacement therefor) requested pursuant to Section 2.4(b) to reflect such assignment and (b) Fortress and one or more Fortress Affiliate Lenders may enter into agreements by and among Fortress and such Fortress Affiliate Lenders and (if applicable) the Administrative Agent with respect to such assignments, including, without limitation, the ability to create a sequential pay feature amongst Fortress and such Fortress Affiliate Lenders; provided that the terms of any such agreements do not affect the terms of the Credit Documents (other than the Assignment Agreement to the extent required to reflect such agreements) or the Borrower’s rights or obligations under any Credit Document; provided, further, that (1) the percentage or fixed dollar amount of such assignment is set forth in the related Assignment Agreement, (2) the aggregate Revolving Commitment amongst Fortress and such Fortress Affiliate Lenders immediately following any such assignment remains unchanged from the aggregate Revolving Commitments of Fortress and the Fortress Affiliate Lenders immediately prior to such assignment and (3) no such assignment shall increase any of the Borrower’s Obligations hereunder; and provided, further, that (x) any such Fortress Affiliate Lender subject to any such assignment for any such percentage or fixed dollar amount (whether such assignment is solely of the existing Loans or the outstanding Revolving Commitments, or both) shall be a “Lender” for all purposes hereunder, under the other Credit Documents subject, solely as among Fortress and the Fortress Affiliate Lenders, to such restrictions set forth amongst Fortress and any such Fortress Affiliate Lenders set forth in the related Assignment Agreement (including the ability for any such assignee to not be assigned any future funding obligations in respect of Revolving Commitments other than to the extent of any repayments received by such assignee on the principal balance of the assigned Loan (provided that such Assignment Agreement shall also provide that the relevant assignor expressly retains any such future funding obligations beyond principal repayments to such assignee on the principal balance of such assigned Loan)) and (y) following any such assignment of solely an existing Loan, (1) such assignee’s “Revolving Exposure” for purposes of clause (a) of such definition shall be deemed equal to the outstanding amount of such Loan as of the date of such assignment and (2) the related assignor’s Revolving Exposure for purposes of clause (a) of such definition shall be reduced by the amount of such Loan as of the date of such assignment.

9.7. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8. Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.15, 2.16, 9.2, 9.3, 9.4 and 9.10 shall survive the payment of the Loans and the termination hereof.

9.9. No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10. Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent, the Collateral Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability.  In case any provision or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12. Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.13. APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

9.14. CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST                                                                                                CPS OR THE BORROWER ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF CPS AND THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(q) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER CPS OR THE BORROWER, AS APPLICABLE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST CPS OR THE BORROWER, AS APPLICABLE, IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH OF CPS AND THE BORROWER HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1, AND HEREBY APPOINTS CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST CPS OR THE BORROWER, AS APPLICABLE, IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT CT CORPORATION SYSTEM. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF CPS OR THE BORROWER, AS APPLICABLE, SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.14 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS CPS’ OR THE BORROWER’S, AS APPLICABLE, AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE BORROWER’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.15. WAIVER OF JURY TRIAL.  EACH OF CPS AND THE BORROWER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF CPS AND THE BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH OF CPS AND THE BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16. Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.

9.18. Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.19. Money Control Act.  Each Lender and the Administrative Agent (for itself and not on behalf of the Lenders) hereby notifies CPS and the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies CPS and the Borrower, which information includes the name and address of each of CPS and the Borrower and other information that will allow the Lenders or the Administrative Agent, as applicable, to identify CPS and the Borrower in accordance with the Act.

9.20. Prior Agreements.  This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

9.21. Third Party Beneficiaries.  The Backup Servicer, the Custodian, the Controlled Account Bank and the Lockbox Account Bank shall be express third party beneficiaries of the provisions of Section 2.11(a), Section 2.13(a) and Section 2.13(j).

9.22. [Reserved].

9.23. Confidentiality.  Each Credit Party agrees that the terms included in this Agreement and disclosed in connection with the consummation of the transactions contemplated hereby shall be kept strictly confidential, shall not be reproduced or disclosed (except as required by law, including, without limitation, the filing requirements of the Exchange Act), and shall not be used by either Credit Party other than in connection with the transaction described herein except with the prior written consent of the Administrative Agent; provided, however, that the Administrative Agent hereby consents to each Credit Party’s disclosure of (i) this Agreement to its respective officers, directors, employees, attorneys, accountants, agents and advisors who are directly involved in the implementation of the terms and conditions of this Agreement to the extent such persons agree to hold the same in confidence, (ii) this Agreement, to any rating agency in connection with the rating of this Facility pursuant to Section 5.17, (iii) this Agreement as required by applicable law or compulsory legal process (in which case each Credit Party agrees to inform the Administrative Agent promptly thereof) and (iv) the terms of this Agreement upon and after its filing by CPS in accordance with the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PAGE SIX FUNDING LLC By: /s/ Denesh Bhaewani Name: Denesh Bharwani Title: Vice President
CONSUMER PORTFOLIO SERVICES, INC. By: /s/ Jeffrey P. Fritz Name: Jeffrey P. Fritz Title: Executive Vice President
FORTRESS CREDIT CO LLC, as Administrative Agent, Collateral Agent and Lender By: /s/ Jason Meyer Name: Jason Meyer Title: Authorized Signatory